UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNITED INSURANCE HOLDINGS CORP.
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UNITED INSURANCE HOLDINGS CORP.
800 2nd Avenue S.
St. Petersburg, FL 33701

April 1, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of United Insurance Holdings Corp. ("UPC Insurance", the "Company", "us", "our", and "we"), which will be held online at www.virtualshareholdermeeting.com/UIHC2021 at 1:00 p.m. Eastern Time on Tuesday, May 4, 2021 via live audio webcast. The meeting will only be conducted via a live webcast. Even though our meeting is being held virtually, stockholders will still have the ability to participate in, hear and ask questions during our meeting.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. Our 2020 annual report, which we are sending to you along with the proxy statement, contains information about us and our performance.

Kind regards,

/s/ R. Daniel Peed
R. Daniel Peed
Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2021

WE HEREBY GIVE NOTICE that the 2021 Annual Meeting of Stockholders ("Annual Meeting") of United Insurance Holdings Corp. will be held online at www.virtualshareholdermeeting.com/UIHC2021 at 1:00 p.m., Eastern Time, on Tuesday, May 4, 2021, via live audio webcast, for the following purposes:

1.To elect R. Daniel Peed, Gregory C. Branch, Michael R. Hogan, and Kent G. Whittemore to serve as Class A directors of our Board of Directors until our 2023 annual meeting of stockholders;

2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our Board of Directors ("Board") recommends that our stockholders vote FOR the election of each of the Class A director nominees named above and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Holders of shares of our common stock at the close of business on March 5, 2021 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be made available for the examination of any stockholder for any purpose germane to the meeting for ten days prior to the Annual Meeting by email request to InvestorRelations@upcinsurance.com.

We cordially invite you to electronically attend the Annual Meeting. This year's virtual meeting will be held via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit questions during the meeting from any remote location that has Internet connectivity by visiting www.virtualshareholdermeeting.com/UIHC2021.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the accompanying proxy statement, please vote at your earliest convenience by Internet or by mailing your completed proxy card. Instructions regarding the voting methods are described in the accompanying proxy statement.

Dated:	April 1, 2021	By order of the Board,
/s/ Brooke Adler
Interim Corporate Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2021.
To access our Proxy Statement for the 2021 Annual Meeting of
Stockholders and our 2020 Annual Report, please visit
http://www.proxyvote.com

UNITED INSURANCE HOLDINGS CORP.
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

CONCERNING THE ANNUAL MEETING AND VOTING

You are invited to attend UPC Insurance's Annual Meeting. This proxy statement ("Proxy Statement") contains information about the Annual Meeting, including meeting logistics, matters up for vote, how to vote and answers to other frequently asked questions. The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card and our 2020 Annual Report, are first being mailed to stockholders on or about April 9, 2021.

MEETING INFORMATION	AGENDA
DATE	Elect the 4 Class A director nominees named in this Proxy Statement
May 4, 2021
Your Board recommends a vote FOR each Class A director nominee

TIME	read more on page 5
1:00 p.m. Eastern Time
Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for fiscal 2021

LOCATION	Your Board and Audit Committee recommend a vote FOR this proposal
Virtually via live webcast at	read more on page 15
www.virtualshareholdermeeting.com/UIHC2021

ATTENDING THE WEBCAST
To attend our virtual Annual Meeting and vote during the live webcast, please follow the instructions described in this Proxy Statement in the section entitled Attendance.

CONTACTING THE COMPANY
Unless otherwise noted in the Proxy Statement, requests for documents and/or information, submissions of proposals or nominations, proxy revocations or other official communications should be submitted in writing to the following address:	United Insurance Holdings Corp. 800 2nd Avenue S. St. Petersburg, Florida 33701 Attention: Corporate Secretary

VIRTUAL ANNUAL MEETING FAQs
May stockholders ask questions at the virtual Annual Meeting?
Yes. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted during the meeting that are pertinent to the Company and the meeting matters, in accordance with the Annual Meeting's Rules of Conduct, as time permits.

What if I have technical difficulties or trouble accessing the virtual Annual Meeting?
Beginning 15 minutes prior to the start of and during the meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting.
VOTING FAQs
Who is soliciting my proxy?
Our Board is soliciting the proxy accompanying this Proxy Statement. We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional information we furnish to our stockholders. We may solicit proxies through the mail, or our directors, executive officers and other employees may solicit proxies in person or by telephone. We will not pay any additional compensation to our directors, executive officers or other employees for their services with regard to proxy solicitation. We will also request brokers, banks and other holders of record to forward proxy materials, at our expense, to the beneficial owners of our shares.
Who can vote?
Our Board has fixed the record date for the determination of stockholders entitled to notice of, and to vote at, our Annual Meeting as the close of business on March 5, 2021 (the "Record Date"). As of the Record Date, there were 43,086,883 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each of the matters to be voted on at the Annual Meeting.
How do I vote?
If you are a stockholder of record, you may vote as follows:
•By Internet: You may vote via the Internet, by following the instructions on your proxy card. The proxyholders appointed by the Board will vote your shares in accordance with your instructions.
•By mail: You may vote by mail by marking, dating and signing your proxy card and returning it in the pre-paid envelope provided. The proxyholders appointed by the Board will vote your shares in accordance with your instructions.
•By phone: Use any touch-tone telephone to transmit your voting instructions, by following the instruction on your proxy card. The proxyholders appointed by the Board will vote your shares in accordance with your instructions.
If you hold your shares beneficially in “street name,” through a broker, bank or other nominee, you may vote by following the instructions provided with the proxy materials.
Can I revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before the vote at our Annual Meeting by submitting written notice as described above under Contacting the Company, by delivering a proxy bearing a later date prior to the Annual Meeting or by attending the Annual Meeting and voting via the live webcast. If you hold your shares in street name, you must follow the instructions provided by your broker, bank or other nominee to revoke your proxy.
How many votes must be present to hold the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present via live webcast or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or other nominee, holding shares for a beneficial owner, does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If their clients do not provide voting instructions, brokers may not vote on behalf of their clients with respect to: (i) the election of directors (Proposal One). Brokers have discretionary voting power with respect to the ratification of the appointment of Deloitte as our independent registered accounting firm for the fiscal year ending December 31, 2021 (Proposal Two).
What is the required vote for each proposal?
Proposal One (Election of Directors): The nominees for Class A directors named in this Proxy Statement will be elected by a majority of the votes cast with respect to such director nominee's election. In 2019, the Company amended and restated its by-laws (the "By-Laws") to, among other things, provide for the election of directors by a majority of the votes cast, except in the case of contested elections. A "majority of votes cast" means that the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee's election. Abstentions will not affect the outcome of the vote on Proposal One. Your broker is not permitted to vote your shares on this matter if no instructions are received from you, and broker non-votes will have no effect on the outcome of Proposal One.
Proposal Two (Ratification of the Appointment of our Independent Registered Public Accounting Firm): The appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be ratified if approved by the holders of a majority of common stock present via live webcast or represented by proxy, and entitled to vote at the Annual Meeting. Accordingly, Proposal Two will be approved if the number of “for” votes cast on Proposal Two exceeds the number of “against” and “abstain” votes. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of Deloitte. Brokers will have discretionary authority to vote on Proposal Two.
Even if stockholders ratify the appointment of Deloitte, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest and, thus, in our stockholders’ best interest.
What is the Board’s voting recommendation?
The Board recommends a vote FOR the election of each of the Class A director nominees named in this Proxy Statement (Proposal One) and FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2021 (Proposal Two).
Are there any other matters to be presented at the Annual Meeting?
The Company does not know of any other matter to be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration and you authorize a proxy to vote your shares, the persons named in the proxy will have the discretion to vote on those matters for you in accordance with their best judgment.
What happens if I sign and return a blank proxy card or voting instruction card?
If you are a stockholder of record and you properly mark, date, sign and return a proxy card or use Internet voting procedures, as applicable, to authorize the named proxies to vote your shares, and your proxy card or other proxy authorization is received by the Company in time to be voted at the Annual Meeting, it will be voted as specified, unless it is properly revoked prior to the Annual Meeting.
If you are a stockholder of record and you date, sign and return a proxy card without giving specific voting instructions, your shares will be voted:
•“FOR” the election of each of the four Class A director nominees named in this Proxy Statement; and
•"FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2021.

If you hold your shares in street name via a broker, bank, or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by dating, signing and returning a blank voting instruction card), your shares:
•Will be voted in accordance with the broker’s discretion on “routine” matters, which includes only Proposal Two; and
•Will not be counted in connection with Proposal One.
INSPECTOR OF ELECTIONS AND STOCKHOLDER LIST
We have appointed an Inspector of Elections for our Annual Meeting who will tabulate all of the votes at our Annual Meeting. For a period of ten (10) days prior to the Annual Meeting, any stockholder may send a request via email to InvestorRelations@upcinsurance.com to examine a list of our stockholders of record entitled to vote at our Annual Meeting for any purpose germane to the meeting.
ATTENDANCE
All stockholders as of the close of business on the Record Date, or their duly appointed proxy holders, may attend our virtual Annual Meeting.

To be admitted to the virtual Annual Meeting at www.virtualshareholdermeeting.com/UIHC2021, you must enter the 16-digit control number that can be found on your proxy card. Online access to the Annual Meeting will open at 12:45 p.m. Eastern Time on May 4, 2021 to allow time for stockholders to become familiar with the virtual platform and address any technical difficulties prior to the start of the live audio webcast of the Annual Meeting.

The Annual Meeting will begin promptly at 1:00 p.m. Eastern Time on May 4, 2021. Participants should ensure that they have a strong WiFi connection from wherever they intend to participate in the virtual Annual Meeting.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

The Board oversees and monitors our management in the interest and for the benefit of our stockholders. We have posted our Corporate Governance Guidelines on our website at investors.upcinsurance.com, under the "Governance Documents" tab. In addition to our Corporate Governance Guidelines, the Company has adopted a Code of Conduct and Ethics, which is applicable to our directors, officers and employees. The Code of Conduct and Ethics is also posted under the "Governance Documents" tab of our website at investors.upcinsurance.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on our website, such as the reports that we file with the Securities and Exchange Commission ("SEC"). Copies of these documents may also be obtained free of charge by contacting the Company.
Our Board is currently comprised of nine directors, divided into two classes. In accordance with our Certificate of Incorporation, each class of directors is elected for a two-year term. The term of office for our Class A directors will expire at our Annual Meeting. The term of office for our Class B directors will expire at our 2022 annual meeting of stockholders.
The following table provides information regarding each of our current directors:

	AGE	POSITION	CURRENT TERM EXPIRES	DIRECTOR SINCE
CLASS A
R. Daniel Peed	58	CEO and Chairman of the Board	2021	2017
Gregory C. Branch	73	Chairman Emeritus	2021	2008
Michael R. Hogan	71	Director	2021	2017
Kent G. Whittemore	73	Director	2021	2008

CLASS B
Alec L. Poitevint, II	73	Lead Director	2022	2008
Kern M. Davis, M.D.	66	Director	2022	2012
William H. Hood, III	60	Director	2022	2012
Sherrill W. Hudson	78	Director	2022	2013
Patrick F. Maroney	71	Director	2022	2017

PROPOSAL ONE – ELECTION OF DIRECTORS

PROPOSAL

Our Board has nominated as Class A directors, for re-election at the Annual Meeting, R. Daniel Peed, Gregory C. Branch, Michael R. Hogan, and Kent G. Whittemore. Each director nominee elected as a Class A director at our Annual Meeting will serve a two-year term until his successor is elected and qualified at our 2023 annual meeting of stockholders or until his earlier death, resignation or removal.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election of each of Gregory C. Branch, R. Daniel Peed, Michael R. Hogan and Kent G. Whittemore as Class A directors. All of these nominees have agreed to serve if elected and have consented to being named in this Proxy Statement. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Our By-Laws provide that, in an uncontested election whereby the number of nominees for director does not exceed the number of directors to be elected, directors will be elected by a majority of votes cast (rather than by a plurality vote). A majority of the votes cast means that each director nominee must receive more votes "for" his or her election than votes "against" his or her election in order to be elected. Our Corporate Governance Guidelines require an incumbent director who receives less than a majority of the votes cast to tender his or her resignation. The Nominating and Corporate Governance Committee will then consider, and recommend to the Board, whether to accept or reject the resignation. The Board will then consider such recommendation and publicly announce its decision regarding the tendered resignation within 120 days after the date the applicable election results are certified.

RECOMMENDATION OF THE BOARD

Our Board unanimously recommends that you vote FOR the election of each of R. Daniel Peed, Gregory C. Branch, Michael R. Hogan and Kent G. Whittemore as Class A directors, each to serve a two-year term ending on the date of the 2023 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal. Each of the nominees is currently a director of the Company. The Board's recommendation is based on the extent of each candidate's demonstrated excellence and success in his chosen career and the specific skills the candidate adds to the Board, as further described below.

CLASS A Director Nominees

R. DANIEL PEED
CHAIRMAN OF THE BOARD
AGE: 58
DIRECTOR SINCE: 2017

R. Daniel Peed has served as our Chief Executive Officer and Chairman of the Board since July 2020. Mr. Peed has served as a member of our Board since April 2017. Mr. Peed served on the board of American Coastal Insurance Company ("ACIC"), our wholly-owned subsidiary which we acquired as part of our acquisition of AmCo Holding Company ("AmCo"), from 2007 to 2017. Mr. Peed served as Non-Executive Vice Chairman of AmRisc, LLC (formerly known as "CRC Insurance Services, Inc.") ("AmRisc"), the managing general agent of ACIC, from December 2018 until December 2019. Previously, Mr. Peed served as the President and Chief Executive Officer of AmRisc from December 2000 to December 2018. From 1991 to 2000, Mr. Peed served as a senior vice president of SOREMA North America Reinsurance Company, Fulcrum Insurance. In addition, from 1985 to 1991, Mr. Peed was a supervisor at Factory Mutual Engineering Association. Mr. Peed has a B.S. in petroleum engineering from Texas A&M University and an M.B.A. with a concentration in insurance from the University of North Texas. In addition, Mr. Peed has the Chartered Property & Casualty Underwriter ("CPCU") and Associate in Reinsurance ("ARe") designations and a Professional Engineering designation in Fire Protection.

Mr. Peed brings to our Board his significant experience in management and the insurance industry.

GREGORY C. BRANCH
CHAIRMAN EMERITUS
AGE: 73
DIRECTOR SINCE: 2008

Gregory C. Branch has served as the Chairman Emeritus of the Board since July 2020. Previously Mr. Branch served as the Chairman of the Board from September 2008 to June 2020 and, prior to that, served as the Chairman and Chief Executive Officer of our predecessor company, United Insurance Holdings, L.C. ("UIH"), from its inception in 1999 to 2008. Mr. Branch has served as the Chairman, President and owner of Branch Properties, Inc., a manufacturer and distributor of equine feed, since 1986. From 1994 to 1998, Mr. Branch served as Chairman of Summit Holding Southeast, Inc., an insurance holding company that completed its initial public offering in 1997 and was acquired by Liberty Mutual in 1998. Mr. Branch has served as a director of Prime Holdings, Inc. since 2001 and of Raffles Insurance Company since 2003. Mr. Branch was the founding Chairman of Sunz Insurance Holding, a Florida workers compensation company that was sold in 2008. Mr. Branch was a founding member and former Chairman of, and remains a director of, American Feed Industry Insurance Company RRG. Mr. Branch operated as an underwriting member of Lloyd’s of London from 1986 to 2004. Mr. Branch graduated from the University of Florida with a B.S. in Agriculture Economics and served at the rank of Captain in the U.S. Army.

Our Board selected Mr. Branch to serve on our Board based upon his substantial experience in the insurance industry and his broad entrepreneurial skills obtained by owning his own business.

MICHAEL R. HOGAN
DIRECTOR
AGE: 71
DIRECTOR SINCE: 2017

Michael R. Hogan has served as a member of our Board since April 2017. Mr. Hogan served on the board of directors of ACIC from 2015 to 2017. From 1994 to 1999, Mr. Hogan served on the national agency advisory board of The Travelers Insurance Company. In addition, from 2003 to 2008, Mr. Hogan served on the board of directors of The South Financial Corporation. Mr. Hogan has 44 years of experience as an independent insurance agent, specializing in wind, flood and earthquake insurance as the President and owner of Puckett, Sheets, and Hogan Insurance, which received a national Best Practices Award in 2006. Mr. Hogan graduated from Furman University in 1972 with a B.A. in business and economics.

Mr. Hogan brings to our Board his significant experience in management and the insurance industry.

KENT G. WHITTEMORE
DIRECTOR
AGE: 73
DIRECTOR SINCE: 2008

Kent G. Whittemore has served as a member of our Board since September 2008 and, prior to that, served as a director of our predecessor company, UIH, from 2001 to 2008. Mr. Whittemore has served as the President of, and is a shareholder of, The Whittemore Law Group, P.A., a law firm located in St. Petersburg, Florida that he co-founded in 1987. His legal practice primarily focuses on personal injury, insurance litigation, and business and real estate litigation. Mr. Whittemore served as President of the St. Petersburg Bar Association from 1996 to 1997, and served as President of the Tampa Bay Trial Lawyers Association from 2003 to 2004. Mr. Whittemore currently serves as a director of the Southern Trial Lawyers Association and formerly served as a director of the Academy of Florida Trial Lawyers. He also served on St. Petersburg’s Charter Review Commission. Mr. Whittemore received a B.S. in Business Administration from the University of Florida and a J.D. from Stetson College of Law.

Our Board selected Mr. Whittemore to serve on our Board based upon his insurance industry experience and his legal expertise.

CLASS B DIRECTORS Whose Terms Continue Until The 2022 Annual Meeting

ALEC L. POITEVINT, II
LEAD DIRECTOR
AGE: 73
DIRECTOR SINCE: 2008

Alec L. Poitevint, II has served as a member of our Board since September 2008, and prior to that served as a director of our predecessor company, UIH, from 2001 to 2008. Mr. Poitevint has served as Chairman and President of Southeastern Minerals, Inc. ("Southeastern Minerals") and its affiliated companies, headquartered in Bainbridge, Georgia, since 1981. Southeastern Minerals manufactures and distributes mineral ingredients. He joined Southeastern Minerals in 1970. Mr. Poitevint previously served as a director (from 1989 to 2010), Vice Chairman (from 1994 to 2010), and President (2006) of First Port City Bank of Bainbridge. Mr. Poitevint served as a director of Agri-Nutrition/Virbac Corporation from 1996 to 2006, and at various times during his tenure he held the positions of Chairman of the Board and Chairman of the Audit Committee. Mr. Poitevint has also served as the Chairman of American Feed Industry Insurance Company since 2002 and is the former Chairman of the American Feed Industry Association and National Feed Ingredients Association. Mr. Poitevint served on the Republican National Committee ("RNC") as Committeeman or Chairman for Georgia from 1989 to 2012 and served as RNC Treasurer from 1997 to 2001. Mr. Poitevint graduated from the University of Georgia, with a Bachelor of Arts in Economics.

Our Board selected Mr. Poitevint to serve on our Board based upon his experience in the insurance industry and his diverse management experience.

KERN M. DAVIS, M.D.
DIRECTOR
AGE: 66
DIRECTOR SINCE: 2012

Kern M. Davis, M.D. has served as a member of our Board since March 2012. Dr. Davis is the son of one of the original founders of our predecessor company, UIH, and served as a director of UIH from 2006 to 2008. Dr. Davis earned a B.A. in Chemistry from the University of Florida in 1976, and a medical degree from the University of South Florida in 1980. He completed his medical residency at the University of Florida in 1985. In 1985, Dr. Davis joined Pathology Associates, P.A., an anatomic and clinical pathology professional services firm, and has served as its President since 1992. In 1993, Dr. Davis became a medical director for St. Anthony’s Hospital Laboratory, and currently holds this position. Dr. Davis received an M.B.A. from the University of South Florida in 1993. Dr. Davis has been a National Association of Corporate Directors ("NACD") Governance Fellow since 2013.

Our Board selected Dr. Davis to serve on our Board based upon his prior experience with UIH and his educational and professional business experience.

WILLIAM H. HOOD, III
DIRECTOR
AGE: 60
DIRECTOR SINCE: 2012

William H. Hood, III has served as a member of our Board since March 2012 and, prior to that, served as a director of our predecessor company, UIH, from 2000 to 2008. Mr. Hood has over 30 years of business experience in numerous industries, including company start-ups, operations, sales/marketing and problem solving. In 1984, Mr. Hood formed Special Data Processing Corporation, a national partnership marketing company, and served as its Chief Executive Officer and Chairman from 1984 to 2006. Mr. Hood sold the company in 1999 to a private equity firm, and he continued to manage the company until he retired in 2006. Mr. Hood is Manager of Hall Capital Holdings LLC which manages his investments and entrepreneurial interests.

Our Board selected Mr. Hood to serve on our Board based upon his prior experience with UIH and his entrepreneurial experience in building and forming a national marketing company.

SHERRILL W. HUDSON
DIRECTOR
AGE: 78
DIRECTOR SINCE: 2013

Sherrill W. Hudson has served as a member of our Board since May 2013. Mr. Hudson served as Chairman of the Board for TECO Energy, an energy-related holding company, from January 2003 to July 2016. Mr. Hudson served as TECO’s Chairman and CEO from July 2004 to August 2010 and Executive Chairman from August 2010 to December 2012. Prior to his employment with TECO, Mr. Hudson worked for Deloitte & Touche LLP, an audit, financial advisory, tax and consulting firm. In August 2002, Mr. Hudson retired from Deloitte after having worked for the firm for over 37 years. Mr. Hudson currently serves on the board of directors of Lennar Corporation and CBIZ, Inc. He serves as Chairman of the Florida Chapter of the NACD. He also served on the board of directors of Publix Super Markets from January 2003 to April 2015. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants, which recognized him as the 2006 Outstanding CPA in Business and Industry. He received his B.A. and graduated cum laude from Ashland University in Ashland, Ohio.

Our Board selected Mr. Hudson to serve on our Board based upon his professional background in auditing and financial reporting and diverse business experience. Mr. Hudson serves as our Audit Committee's financial expert.

PATRICK F. MARONEY
DIRECTOR
AGE: 71
DIRECTOR SINCE: 2017

Patrick F. Maroney has served as a member of our Board since April 2017. Mr. Maroney served on the board of directors of ACIC from October 2015 to April 2017 and on the Board of the Academy of the National Alliance for Insurance Education and Research from 2013 to February 2019. Mr. Maroney was a professor in the Department of Risk Management and Insurance at Florida State University from 1981 to 2013. Upon retirement in 2013, he was awarded the title of Professor Emeritus at Florida State University College of Business, a title he continues to hold. He previously served as the Director of the Florida Catastrophic Storm Risk Management Center at the College of Business from 2008 through 2013. Mr. Maroney has a B.S. in risk management and insurance from Florida State University and a J.D. from the University of Florida.

Mr. Maroney brings to our Board his significant experience as an insurance attorney as well as his significant experience in management and the insurance industry.

DIRECTOR INDEPENDENCE

The following table shows the directors who are considered independent in accordance with Nasdaq rules as well as their committee assignments:

COMMITTEES
INDEPENDENT DIRECTORS	AUDIT	COMPENSATION AND BENEFITS	NOMINATING AND CORPORATE GOVERNANCE	INVESTMENT
Davis	✓		✓*
Hood				✓
Hogan			✓
Hudson	✓*	✓
Maroney	✓			✓
Poitevint		✓		✓*
Whittemore		✓*	✓
*Committee Chair

The Board considered all relevant facts and circumstances in assessing director independence. As described below, our Board has an Audit Committee, a Compensation and Benefits Committee, a Nominating and Corporate Governance Committee and an Investment Committee. All of the members of all of these committees qualify as independent directors. In addition, all of the committee members qualify as independent directors under the independence standards specific to their committees.

BOARD LEADERSHIP STRUCTURE

Our Board has an executive Chairman. The Chairman and CEO, R. Daniel Peed, sets the agendas for and presides over the Board meetings.

Our Board also has a Lead Director, Alec L. Poitevint II, who was appointed by the independent directors. The Lead Director provides additional leadership and organization in meetings of independent directors separately and apart from management and non-independent directors, including leading the executive sessions of independent directors. In the event of Mr. Poitevint's incapacity, unavailability or absence, the chair of the Nominating and Corporate Governance Committee would serve as the Lead Director until the independent directors selected a new Lead Director.

The Board believes that this leadership structure is appropriate for our Company at this time because it allows for non-executive oversight of management, increases management accountability and encourages an objective evaluation of management's performance.

BOARD'S ROLE IN RISK MANAGEMENT AND OVERSIGHT

The Board reviews and approves the Company's strategic plan as presented by management and monitors our performance throughout the year against the plan.

The Board regularly devotes time during its meetings to review and discuss the most significant risks we face and management’s processes for identifying, prioritizing, and responding to those risks. During these discussions, our

CEO and our Chief Financial Officer ("CFO") present management’s processes for the assessment of risks, a description of the most significant risks we face and any mitigating factors, plans or policies in place to address those risks. The Board also receives an assessment of cybersecurity risks and the status of procedures to address these risks. Most recently, the Board has also received reports from management regarding the risks associated with COVID-19 and management's plans with regard to business continuity and employee communications during the pandemic. The Board also delegates certain of its risk oversight responsibilities to its committees.

The Audit Committee bears responsibility for oversight of our policies with respect to risk assessment and risk management. The Audit Committee members analyze major financial risk exposures which we face and the steps we have taken to monitor and control such exposures. The Audit Committee also oversees our compliance with legal and regulatory requirements, areas which generate many of the most significant risks we face.

The Compensation and Benefits Committee reviews our compensation structure, policies and practices to determine whether incentive compensation arrangements would be reasonably likely to have a material adverse effect on the Company and considers safeguards against incentives to take excessive risks. The Compensation and Benefits Committee reports these risks to the Board.

The Nominating and Corporate Governance Committee is responsible for considering and addressing risks relating to CEO succession planning and the director nomination and appointment process.

The Investment Committee bears responsibility for oversight of policy decisions about risk aggregation and minimization, including credit risk. The Investment Committee is also responsible for oversight of the capital structure and financing arrangements in support of our plans to ensure consistency with our risk tolerances and oversight of management's investment of our assets.

MEETINGS AND MEETING ATTENDANCE

Our Board held 18 meetings during 2020. Each of our directors attended 100% of the meetings of the Board and Board committees on which they served for the periods in which they served during 2020. All of our directors attended our 2020 annual meeting of stockholders. We do not have a formal policy with respect to director attendance at annual meetings of stockholders; however, we encourage all of our directors to attend such meetings.

COMMUNICATION WITH DIRECTORS

Stockholders may contact an individual director, our Board as a group, our independent directors as a group or a specified Board committee by sending correspondence addressed to our Corporate Secretary to the address listed in the subsection entitled Contacting the Company or to InvestorRelations@upcinsurance.com. Each communication should specify the applicable addressee or addressees to which the communication is directed, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments as applicable. We generally will not forward to our directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic or is a request for general information.

BOARD COMMITTEES

AUDIT COMMITTEE. Our Audit Committee consists of Mr. Hudson (Chair), Dr. Davis and Mr. Maroney. Our Board has determined that Mr. Hudson is an audit committee financial expert. All members of our Audit Committee are “independent” under both the general independence standards and the audit committee independence standards set forth in the Nasdaq rules.

Our Audit Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com, under the "Governance Documents" tab.

Our Audit Committee assists our Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Our Audit Committee’s role includes overseeing:

•our accounting and financial reporting processes and the audit of financial statements,

•the integrity of our financial statements,

•our compliance with legal and regulatory requirements,

•the independent auditor’s qualifications and independence,

•the performance of our independent auditors,

•our business practices and ethical standards and

•our risk assessment and risk management policies.

Our Audit Committee met 10 times during 2020.

COMPENSATION AND BENEFITS COMMITTEE. Our Compensation and Benefits Committee consists of Mr. Whittemore (Chair), Mr. Hudson and Mr. Poitevint.

All members of our Compensation and Benefits Committee are "independent" under both the general independence standards and the compensation committee independence standards set forth in the Nasdaq rules.

Our Compensation and Benefits Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com under the "Governance Documents" tab.

Our Compensation and Benefits Committee assists our Board in its oversight of employee compensation, benefit plans and employee stock programs and the compensation of our senior management. Our Compensation and Benefits Committee’s responsibilities include the following:
•oversee our overall compensation structure, policies and programs,
•review and administer our Company’s equity and incentive-based compensation plans that require approval from our Board,
•review and approve (i) compensation programs and (ii) corporate goals and objectives relevant to the compensation of our senior management,
•oversee the evaluation of the other executive officers and set the compensation of other executive officers after considering the recommendation of the CEO,
•review and recommend employment agreements and severance and change of control arrangements for our executive officers,

•assist the Board in reviewing and preparing the Compensation Discussion and Analysis,
•assist the Board in reviewing the outcome of stockholder votes on say on pay and the frequency of say on pay,
•review and approve compensation for members of the Board and
•periodically assess the risks associated with our compensation policies and practices.

As it deems appropriate, our Compensation and Benefits Committee may establish and delegate authority to subcommittees. The Compensation and Benefits Committee, to the extent permitted by applicable law, may also delegate to one or more executives of UPC Insurance the authority, within guidelines set by the Committee, to approve equity compensation awards under established equity plans of the Company to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation and Benefits Committee may also delegate a non-discretionary administrative authority under Company compensation and benefit plans consistent with any limitations specified in the applicable plans.

Our Compensation and Benefits Committee met seven times during 2020.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Our Nominating and Corporate Governance Committee consists of Dr. Davis (Chair), Mr. Hogan and Mr. Whittemore. All members of our Nominating and Corporate Governance Committee are "independent" under the general independence standards set forth in the Nasdaq rules.

Our Nominating and Corporate Governance Committee operates under a formal written charter that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com under the "Governance Documents" tab.

Our Nominating and Corporate Governance Committee assists our Board by, among other things:

•identifying and recommending to the Board qualified individuals to become directors,

•reviewing the independence of our Board members,

•determining membership of Board committees,

•recommending changes to our Corporate Governance Guidelines and other governing instruments,

•overseeing annual self-evaluations by our Board and committees,

•reporting annually to our Board regarding the CEO succession plan and

•overseeing risk management related to corporate governance and CEO succession.

As noted above, the Nominating and Corporate Governance Committee oversees the annual self-evaluation process for the Board and each of its committees. These self-evaluations are designed to assess whether the Board or the respective committee is functioning effectively and also to provide a mechanism for the Board or the respective committee to identify potential areas for improvement. Once completed, the results of the self evaluations and any appropriate recommendations or action plans are discussed among the members of the Board and each of its committees.

Our Nominating and Corporate Governance Committee met five times during 2020.

INVESTMENT COMMITTEE. Our Investment Committee consists of Mr. Poitevint (Chair), Mr. Hood and Mr. Maroney. All members of our Investment Committee are "independent" under the general independence standards set forth in the Nasdaq rules.

Our Investment Committee operates under a formal written charter that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com under the "Governance Documents" tab.

Our Investment Committee assists our Board with the oversight of the Company’s investment policies and guidelines through the following activities:

•reviewing and approving policies and guidelines governing the Company’s investment portfolio and monitoring compliance with those policies,

•reviewing and approving periodically any investment benchmarks or other measurement devices employed by the Company to monitor the performance of our investment portfolio,

•monitoring the performance of our investment advisers and retaining and terminating such advisers as it deems appropriate and

•overseeing investment risk management exposure and guidelines.

Our Investment Committee met sixteen times during 2020.

SELECTION OF DIRECTOR NOMINEES

Our Board selects the director nominees to stand for election at our annual stockholder meetings and to fill vacancies occurring on our Board based on the recommendations of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee selects nominees for director on the basis of experience, integrity, skills, the ability to make independent analytical inquiries, an understanding of our business environment and the willingness to devote adequate time to Board duties, all within the context of an assessment of the perceived needs of the Board at a given point in time. In addition to the individual attributes of our directors discussed above, we highly value the collective business experience and qualifications of the directors. We believe that the collective experiences, viewpoints and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

Our Nominating and Corporate Governance Committee may consider current members of our Board for re-election unless they have notified our Board that they do not wish to stand for re-election. There is no mandatory retirement age for our directors. Our Nominating and Corporate Governance Committee may also consider candidates for our Board recommended by current members of our Board or members of management. In addition, our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders in the same manner as it would consider any other recommended nominees. If our Nominating and Corporate Governance Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates under consideration for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of our stockholders.

Pursuant to the above procedures, once our Nominating and Corporate Governance Committee identifies prospective nominees, it will solicit background information on the candidates, then interview and evaluate the candidates. The Nominating and Corporate Governance Committee will then report its recommendations to the Board.

Our Nominating and Corporate Governance Committee recommended the four incumbent director nominees for election at our Annual Meeting, and our Board approved the recommendation.

DIRECTOR COMPENSATION

The following table describes the compensation received by each of our directors during the fiscal year ended December 31, 2020. Mr. Peed only receives compensation for his services as a director. His compensation is also disclosed under the subsection entitled Executive Compensation.

During fiscal year 2020, we offered the following compensation program for our directors: (i) an annual base retainer of $75,000 and an award of 5,000 shares of contingent restricted stock, (ii) an additional annual retainer of

$75,000 for the Chairman of the Board effective July 1, 2020 (previously $50,000 through June 30, 2020), (iii) an additional annual retainer of $50,000 for the Chairman Emeritus of the Board effective July 1, 2020, (iv) an additional annual retainer of $20,000 to our Audit Committee Chairman, (v) an additional annual retainer of $12,500 to our Compensation and Benefits Committee Chairman and (vi) an additional annual retainer of $10,000 to the Chairmen of the Nominating and Corporate Governance Committee and the Investment Committee.

	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	DIVIDEND PAYMENTS	TOTAL COMPENSATION
R. Daniel Peed(2)	$112,500	$43,850	$900	$157,250
Gregory C. Branch(3)	130,000	43,850	900	174,750
Alec L. Poitevint, II(4)	85,000	43,850	900	129,750
Kern M. Davis, M.D.(4)	85,000	43,850	900	129,750
Michael R. Hogan	75,000	43,850	900	119,750
William H. Hood, III	75,000	43,850	900	119,750
Sherrill W. Hudson(5)	95,000	43,850	900	139,750
Patrick F. Maroney	75,000	43,850	900	119,750
Kent G. Whittemore(6)	88,750	43,850	900	133,500
John L. Forney (until June 30, 2020)	—	—	—	—
(1) Represents the grant date fair value of stock awarded to our directors on May 5, 2020. Includes a restricted stock award granted to Messrs. Branch, Poitevint, Davis, Hogan, Hood, Hudson, Maroney and Whittemore, which resulted in grants to each of these directors of 5,000 shares of our common stock in 2020, which will vest on the date of the Annual Meeting. The values of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for a discussion of the relevant assumptions used in calculating the value of the awards granted in 2020.
(2) Since July 1, 2020, Mr. Peed has also served as our CEO, although the only compensation he received from the Company during 2020 was for his services as a director. This compensation, which is also reported in the 2020 Summary Compensation Table was comprised of $75,000 in annual director fees, $37,500 for his services as Chairman of the Board from July 1 to December 31, 2020 and a grant of stock awards as described above.
(3) Mr. Branch received $75,000 for his services as director, $25,000 for serving as Chairman of the Board through June 30, 2020 and $25,000 for serving as Chairman Emeritus effective July 1, 2020. Due to an administrative error, a true-up was paid to Mr. Branch of $5,000 in February 2020 related to services provided in 2019.
(4) Each of Messrs. Poitevint and Davis received $75,000 for his services as a director and $10,000 for serving as a Chairman of a Board committee.
(5) Mr. Hudson received $75,000 for his services as director and $20,000 for serving as the Chairman of the Audit Committee.
(6) Mr. Whittemore received $75,000 for his services as a director and $12,500 for serving as Chairman of the Compensation and Benefits Committee. Due to an administrative error, a true-up was paid to Mr. Whittemore of $1,250 in February 2020 related to services provided in 2019.

2020 Board of Director Changes

During fiscal year 2020, our board experienced a series of changes in connection with John L. Forney's resignation as CEO, President and director, effective June 30, 2020. Mr. Peed, who at that time was serving as a non-employee member of our Board of Directors, assumed the role of Chief Executive Officer and Chairman of the Board, effective on July 1, 2020. Mr. Peed succeeded Gregory C. Branch as Chairman of the Board. Mr. Branch, in turn, remained a member of the Board, but assumed the newly created role of Chairman Emeritus. In connection with Mr. Peed's new role as our CEO, he resigned from the Compensation and Benefits Committee, effective July 1, 2020. In connection with these changes, the board determined that no new nominee would be appointed to the board and therefore approved a reduction of the board from ten to nine members, effective July 1, 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2020, the Compensation and Benefits Committee was comprised of the following three non-employee directors: Kent G. Whittemore (Chair), Sherrill W. Hudson and Alex L. Poitevint, II. During 2020, R. Daniel Peed served on the committee, but resigned effective July 1, 2020 after his appointment to CEO and Chairman of the Board. In addition, during 2020, no executive officer of the Company served as a director or as a member of the compensation committee of a company (i) whose executive officer served as a director or as a member of the Compensation and Benefits Committee and (ii) which employed a director of the Company.

PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the engagement of Deloitte as the independent registered public accounting firm to perform an audit of our consolidated financial statements for the fiscal year ending December 31, 2021. Deloitte has served as our auditor since 2018. Deloitte has advised our Audit Committee that neither it, nor any of its members, has any direct financial interest in UPC Insurance as a promoter, underwriter, voting trustee, director, officer or employee. Though we do not expect a representative of Deloitte to attend our Annual Meeting, if a Deloitte representative does attend, the representative will respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.
The Board is asking our stockholders to ratify our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the 2021 fiscal year. The appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be ratified if the number of “for” votes cast on Proposal TWO exceeds the number of “against” and “abstain” votes. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of Deloitte. Brokers will have discretionary authority to vote on Proposal Two.
Although none of our Certificate of Incorporation, our By‑Laws, or any other document or agreement requires ratification, the Board submits the appointment of Deloitte to our stockholders for ratification because we value our stockholders’ views on the appointment of our independent registered public accounting firm. If our stockholders do not ratify the appointment of Deloitte, we will consider such result as a direction from the stockholders to our Audit Committee to consider the appointment of a different firm and our Audit Committee will reconsider whether to retain Deloitte. In such event, our Audit Committee may retain Deloitte notwithstanding the fact that the stockholders did not ratify the appointment, or may appoint another accounting firm without re-submitting the matter to a stockholder vote. Even if stockholders ratify the appointment, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest and, thus, in our stockholders’ best interest.
RECOMMENDATION OF THE BOARD
The Board and the Audit Committee recommend a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

AUDIT COMMITTEE REPORT
As part of its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of UPC Insurance's internal control over financial reporting with management and Deloitte. The Audit Committee also has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Deloitte that firm’s independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in UPC Insurance's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Sherrill W. Hudson, Chairman
Patrick F. Maroney
Kern M. Davis, M.D.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services that our independent registered public accounting firm will provide. At regular meetings or as needed during the year, the Audit Committee reviews and approves proposals for such services, including the estimated fees the independent registered public accounting firm will charge. The Audit Committee Chairman may approve permissible non-audit services in an amount up to $10,000, and notifies the full Audit Committee of such approvals at its next scheduled meeting.

AUDIT AND RELATED FEES

The following table summarizes the approximate fees our current auditor, Deloitte, billed us for services rendered during fiscal years 2020 and 2019, all of which were pre-approved by our Audit Committee in accordance with the procedures described above.

(in thousands)	2020	2019
Audit Fees	$1,327	$1,346
Audit-Related Fees	97	37
Tax Fees	—	—
All Other Fees	15	9
Total	$1,439	$1,392

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following individuals serve as our executive officers:

	AGE	POSITION
R. Daniel Peed	58	Chief Executive Officer and Chairman of the Board
B. Bradford Martz	49	President and Chief Financial Officer
Christian Dittman	47	Chief Underwriting Officer and Chief Risk Officer
Alycia Weigley	62	Chief Talent Officer
Scott St. John	52	Chief Claims Officer
Christopher Griffith	45	Chief Information Officer

R. DANIEL PEED has served as our CEO and Chairman of the Board since July 2020. Mr. Peed has served as a member of the Board since 2017. Mr. Peed served on the board of ACIC, our wholly-owned subsidiary that we acquired as part of our acquisition of AmCo, from 2007 to 2017. Mr. Peed is the co-founder and served as Non-executive Vice Chairman of AmRisc, the managing general agent of ACIC, from December 2000 to December 2018. From 1991 to 2000, Mr. Peed served as Senior Vice President of SOREMA North America Reinsurance Company, Fulcrum Insurance. In addition, from 1985 to 1991, Mr. Peed was a supervisor at Factory Mutual Engineering Association. Mr. Peed has a B.S in petroleum engineering from Texas A&M University and a M.B.A with a concentration in insurance from the University of North Texas. Mr. Peed also has the CPCU and ARe designations and a Professional Engineering designation in fire protection.

B. BRADFORD MARTZ has served as our CFO since October 2012. He also assumed the role of President in July 2020. From 2001 until his appointment as CFO, Mr. Martz held a series of financial roles with progressively responsible leadership experience leading to becoming CFO in 2007 of Bankers Financial Corporation, a Florida-based diversified holding company system with operations in the property and casualty insurance, life/annuity insurance, warranty, insurance agency, insurance business process outsourcing and real estate markets. From 1996 to 2001, Mr. Martz was the CFO of Bonded Builders Service Corporation, a Florida domiciled specialty insurer focused on new home warranty offerings nationwide. Mr. Martz is a Certified Public Accountant licensed in Florida and also holds the Global Certified Management Accountant designation from the American Institute of Certified Public Accountants. Mr. Martz obtained a B.S. in Finance from the University of Colorado at Boulder and an M.B.A. from Northeastern University.

CHRISTIAN DITTMAN has served as our Chief Underwriting Officer and Chief Risk Officer since September 2020. Mr. Dittman joined us in 2017 as the Managing Director of Reinsurance. Prior to joining, he served as a Partner with TigerRisk Partners, a privately-held strategic advisor to insurance and reinsurance companies, from 2010 until 2017 and started as a reinsurance broker from 2008 until 2010. Mr. Dittman earned his B.S. from the University of Minnesota.

ALYCIA WEIGLEY has served as our Chief Talent Officer since September 2020 and joined as our Director of Talent in 2015. Before joining our Company, Ms. Weigley held the role of Vice President of Human Resources and Operations for Community Health Solutions of America from 2011 through 2014, where she was responsible for operational oversight for ten departments. She served as Vice President for Compliance Check from 2002 through 2011, where she provided highly technical Human Resources training and consulting for over 130 client companies in 40 states, developed training materials, trained and consulted with clients concerning all aspects of Human Resources and managed all financial processes. Her professional designations include a CPCU and Professional in Human Resources. Ms. Weigley received a B.B.A. in Accounting from Siena College and an M.B.A. from the University of South Florida.

SCOTT ST. JOHN has served as our Chief Claims Officer since August 2016. Mr. St. John has over 27 years of experience in the insurance industry. Prior to joining our Company, he was the National Manager for Catastrophe Operations from 2006 to 2008 and, later, the Director of Field Property Claims from 2008 to 2016 at Farmers Insurance. Mr. St. John obtained a B.S. and B.A. in Marketing and Logistics from Ohio State University.

CHRISTOPHER GRIFFITH has served as our Chief Information Officer since October 2018. He has over 22 years of technology-related experience, with over 14 in the insurance industry. Prior to his time at UPC Insurance, Mr. Griffith served as the Vice President and Chief Information Officer of Safety National Casualty Corp ("Safety National"), a specialty insurance and reinsurance provider (from April 2013 to September 2018). While at Safety National, Mr. Griffith was responsible for the data and digital initiatives of the company, as well as oversight and development of over 200 IT professionals.  Previously, Mr. Griffith has served in various executive-level IT positions across multiple industries. Mr. Griffith holds a B.S. in Computer Science from the University of South Carolina, as well as an Executive M.B.A. from the University of Missouri-Columbia.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our executive compensation and reviews the actions taken by our Compensation and Benefits Committee ("Committee") concerning the compensation of our Named Executive Officers ("NEOs"), who are listed below with titles as of December 31, 2020:

•R. Daniel Peed - CEO and Chairman of the Board (beginning July 1, 2020)
•John L. Forney - Former President, CEO and Director (until June 30, 2020)
•B. Bradford Martz - President and CFO
•Christian Dittman - Chief Underwriting Officer and Chief Risk Officer
•Scott St. John - Chief Claims Officer
•Deepak Menon - Chief Revenue Officer (until September 30, 2020)
•Christopher Griffith - Chief Information Officer

2020 MANAGEMENT CHANGES

There were several changes in 2020 with respect to our senior leadership team.

On June 30, 2020, Mr. Forney, our former Chief Executive Officer, resigned from his position as CEO, President and as a director. Mr. Peed, who at the time was serving as a non-employee member of our Board of Directors, assumed the role of Chief Executive Officer and Chairman of the Board, effective on July 1, 2020. Mr. Peed succeeded Gregory C. Branch as Chairman of the Board. Mr. Branch, in turn, remained a member of the Board, but assumed the newly created role of Chairman Emeritus. In connection with Mr. Peed's new role as our CEO, he resigned from the Compensation and Benefits Committee, effective July 1, 2020. In connection with these changes, the board determined that no new nominee would be appointed to the board, and therefore approved a reduction of the board from ten to nine members, effective July 1, 2020.

Mr. Martz, who previously served as Chief Financial Officer of the Company, was promoted and given new responsibilities as President of the Company, effective June 29, 2020. He is expected to continue to serve as both the CFO and President. In connection with his promotion, the Compensation and Benefits Committee approved the following increases to Mr. Martz's compensation in 2020: (i) an increase in base salary to $450,000 from $412,000, effective as of July 1, 2020, (ii) an increase in his Annual Incentive Plan target award to $330,000 from $275,000 and (iii) an increase in his Long-Term Incentive Plan target award to $410,000 from $353,000. The changes to Mr. Martz's Annual Incentive Plan target were made effective July 1, 2020, while the increase to the Long-Term Incentive Plan target will impact the fiscal 2021 grant cycle.

Mr. Menon, who previously served as Chief Revenue Officer of the Company, resigned effective September 30, 2020.

Mr. Dittman, who previously served as Chief Risk Officer of the Company, was promoted and given new responsibilities as Chief Underwriting Officer of the Company, effective September 21, 2020. In his role as Chief Underwriting Officer, Mr. Dittman assumed the underwriting responsibilities of the former Chief Operating Officer, Paul DiFrancesco, whose employment with the Company terminated effective September 18, 2020.

2020 COMPANY PERFORMANCE HIGHLIGHTS

FINANCIAL HIGHLIGHTS. We increased total revenues as a result of a 5.5% increase in gross written premiums, primarily reflecting the impact of rate increases in multiple states across all regions, as well as organic growth in new and renewal business generated in the Gulf and Southeast regions. We also increased net realized investment gains coupled with net unrealized gains (losses) on equity securities by 50.6% driven by the disposal of our equity portfolio and reinvestment of our fixed maturity portfolio, during a favorable price environment, in efforts to mitigate potential surplus declines from market volatility for each of our insurance subsidiaries. These increases were partially offset by a decrease in assumed premiums of 55.4% due to the termination of a contract which included commercial property business assumed from unaffiliated insurers. Net income attributable to United Insurance Holdings Corp. ("UIHC") decreased compared to the prior year primarily due to an increase in loss and loss adjustment expenses. We retained current year catastrophe losses of $294,537,000 during 2020 which included losses from 13 named or numbered storms.

($ in thousands, except per share, ratios and policies in-force)	Year Ended December 31,
	2020	2019

Total net revenues	$846,656	$825,116
Consolidated net loss attributable to UIHC	$(96,454)	$(29,872)

Net loss attributable to UIHC per diluted share	$(2.25)	$(0.70)

Combined ratio(1)	126.5%	112.7%
Return on average equity, trailing twelve months	(20.2)%	(5.6)%

Policies in-force	630,991	627,230
(1) Calculated as operating expenses less interest expense relative to net premiums earned.

($ in thousands, except per share and ratios)	December 31, 2020	December 31, 2019	% Change
Investment and Cash holdings	$1,296,549	$1,298,780	(0.2)%

Book value per share	$9.19	$11.69	(21.4)%

See the sections titled RESULTS OF OPERATIONS, GEOGRAPHIC MARKETS and ANALYSIS OF FINANCIAL CONDITION as well as the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for additional information about the financial highlights included herein.

STRATEGIC HIGHLIGHTS. During 2020, we achieved several goals which were consistent with our strategy to become the premier provider of property insurance in catastrophe-exposed areas and are optimistic about future performance for the following reasons:

•Improvements in underlying results: Our core income excluding named windstorms, was up $18 million year-over-year, while our underlying loss ratio improved by 10.7 points to 21.5% at December 31, 2020 and our underlying combined ratio improved by 14.6 points to 88.5% at December 31, 2020.
•Reduction in catastrophe retentions: We are ceding more premiums and retaining less loss due to additional quota share agreements placed at December 31, 2020. We reduced our all other perils catastrophe program retention to $15 million at January 1, 2021. We are also focused on ceding more volatility to our core catastrophe program at June 1, 2021.
•Significant underwriting actions: During 2020, we restricted new business and allowed renewal attrition to curb overall exposure which should continue into 2021. We have planned additional rate increases for Florida, Louisiana, North Carolina and Texas. For 2021, we have scheduled non-renewals targeting probable maximum loss drivers to improve our profitability going forward.
•Secure Capital: Our balance sheet remained strong with leverage metrics within normal ranges. All ratings have been affirmed. Our risk-based capital ratios for all of our insurance subsidiaries are above the 300% requirement and the holding company liquidity remains sufficient. We are allocating capital to an excess and surplus lines and direct-to-consumer capabilities for future growth.

Role of the Compensation and Benefits Committee and Management in the Compensation-Setting Process. Our Committee’s role in reviewing and approving executive compensation includes the annual review and approval of goals, risks and objectives relevant to senior management compensation and approval of stock option and other equity-based awards for the CEO and other senior management under those plans. The Committee's duties and responsibilities are further set forth in the Committee’s charter as described under the section entitled Board Committees above. The Committee's charter can also be found at the following url: http://investors.upcinsurance.com/govdocs.

Compensation for our CEO is reviewed and approved by the Committee following consultation and input from its independent compensation consultant, Pay Governance LLC. During 2020, Mr. Peed declined all base salary and incentive compensation beyond what he would receive as Chairman of the Board.
For our other executives, our CEO makes recommendations to the Committee for base salaries and Annual Incentive Plan targets. The Committee considers those recommendations and other relevant factors in making its final compensation decisions. The incentive compensation plans are described in more detail under the Incentive Compensation subsection of the section titled Elements of Executive Compensation.
The Chairs of the Audit and Investment Committees serve on the Committee. These directors bring information and perspective from the work of other committees to provide insight to assist the Committee in executing its role, including its role in risk management oversight and fulfilling its obligations under the Committee charter.

The Committee has the authority to engage consultants and advisors pursuant to its charter. For fiscal 2020, the Committee continued to rely on Pay Governance LLC, which provided assistance to the Committee in competitive trends in executive compensation, marketplace data on executive pay levels and on the implementation of the Company’s incentive plans. Pursuant to regulatory requirements, the Committee assessed Pay Governance LLC's independence in 2020 and concluded that Pay Governance LLC's work did not raise any conflicts of interest.

Summary of 2020 Compensation Actions. In 2020, our Committee continued its focus on managing our compensation program consistent with our compensation philosophy, which is described below under Overview of our Executive Compensation Philosophy and Objectives. Actions taken or approved by our Committee relative to the compensation programs for our executive officers for 2020 included the following:

•Reviewed the performance of our executive officers, including our NEOs but excluding our CEO, with assistance from our CEO and determined the structure and amount of base salary and bonus compensation for our executive officers for 2020 as seen in the Elements of Executive Compensation and Executive Compensation subsections, respectively.

•Reviewed the Annual Incentive Plan, which includes both quantitative corporate financial performance targets and an individual qualitative executive performance metric, with seventy percent (70%) of the annual target weighted toward corporate financial performance. The composition and design of our Annual Incentive Plan program is described in more detail in the Elements of Executive Compensation section.

•Reviewed our Long-Term Incentive Plan grants, which include performance units, as well as time-vested restricted stock units and stock options. The design of our Long-term Incentive Plan is described in more detail in the Elements of Executive Compensation section.

•Reaffirmed our group of peer companies pursuant to which executive compensation can be measured, both for base salary and incentive-based compensation.

Overview of our Executive Compensation Philosophy and Objectives. We believe that a skilled, experienced and dedicated senior management team is essential to the future success of our Company and to building stockholder value. In order to attract and retain talented executives with these qualities as well as to motivate management to maximize performance while building stockholder value, we have sought to establish compensation programs that we believe are competitive in the marketplace. We also have a “pay-for-performance” philosophy, meaning that our compensation program is intended to pay above market compensation to our NEOs if the performance of the Company delivers higher value to the stockholders, and below-market compensation if the Company's financial performance delivers below market-median value to its stockholders.

Three long-term objectives drive the Committee’s decisions regarding the executive compensation elements, including incentive plan design and award levels. These objectives are as follows:

Build long-term stockholder value - We provide a significant portion of executive compensation through long-term incentive compensation and stock-based opportunities to emphasize compensation programs that we believe are linked to maximizing stockholder value over the long term;

Drive sustained, strong business and financial results - We provide a significant portion of executive compensation through incentive compensation programs that are linked to our Company achieving targeted increases in earnings per share, return on equity and gross premiums earned; and

Attract, motivate, and retain a highly qualified and effective executive team - The attraction, motivation, and retention of top executive talent is critical to our continued success. Therefore, the Committee considers broad-based surveys that reveal executive compensation levels in the industry to gain a general understanding of compensation practices.

Pay Mix. The key components of our compensation program for our NEOs for 2020 were base salary, annual cash incentive awards under our Annual Incentive Plan, time-vesting restricted stock awards, performance stock units and stock options under our Long-Term Incentive Plan and other compensation consisting primarily of matching 401(k) contributions and health and welfare benefits (excluding our CEO who declined all compensation other than his compensation for services as Chairman of the Board). Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the NEOs who deliver robust results.

The Committee prioritizes incentive-based "pay-for-performance" compensation programs when developing annual total compensation for our NEOs.

As shown in the chart below, 45.9% of the total target compensation was linked to annual and long-term performance-based incentives for all other NEOs employed as of December 31, 2020 who were eligible for the AIP and LTIP compensation.

Peer Group. To ensure that our NEO compensation program is competitive and will allow us to meet our objective of attracting and retaining talented executives, the Committee, with the assistance of Pay Governance LLC, established a group of peer companies on which to compare compensation for the executives with compensation received by the executives of our competitors. In fiscal 2020, the Committee updated our designated comparison group of fourteen publicly-listed companies of varying sizes within the insurance industry which primarily was used to compare Return on Average Equity under our Long-Term Incentive Plan grants, but which was also used for benchmarking executive compensation. The designated comparison group for 2020 consisted of the following companies:

Company	Ticker	Company	Ticker
Argo Group	ARGO	Kingstone Companies	KINS
Assurant	AIZ	National Security Group	NSEC
Donegal Group	DGICA	Safety Insurance Group	SAFT
Federated National Holding Company	FNHC	Selective Insurance Group	SIGI
HCI Group	HCI	State Auto Financial Corporation	STFC
Heritage Insurance Holdings	HRTG	United Fire Group, Inc.	UFCS
Horace Mann Educators Corporation	HMN	Universal Insurance Holdings, Inc.	UVE

Elements of Executive Compensation.

BASE SALARY. In general, the base salary of each executive is initially established through arm's-length negotiations at the time the individual is hired, including consideration of the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations. Employment agreements of the NEOs (other than our CEO who does not have an employment agreement) provide that the individual NEO shall receive an annual base salary. These agreements permit base salary to be increased on an annual basis at the discretion of the Committee during the term of employment. Pursuant to each employment agreement, base salaries may not be decreased during the individual's term of employment.

We believe base salaries should be competitive based upon an executive officer’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual executive. When establishing base salary for an executive, we also consider other factors such as internal consistency, and for new hires, salary paid by a former employer. Based on the foregoing considerations, in 2020 the Committee approved the salaries for each of the NEOs. Our NEOs' base salaries for 2020 were as follows:

Named Executive Officer	2020 Base Salary
R. Daniel Peed(1)	$—
John L. Forney	1,000,000
B. Bradford Martz(2)	450,000
Christian Dittman	400,000
Scott St. John	309,000
Deepak Menon	350,000
Christopher Griffith	350,000
(1) R. Daniel Peed, our CEO, has declined any compensation other than what he receives for serving as Chairman of the Board and thus did not receive a base salary in fiscal 2020.
(2) In connection with Mr. Martz's appointment to President and CFO of the Company, his base salary was increased to $450,000 from $412,000, effective as of July 1, 2020.

INCENTIVE COMPENSATION. The award of incentive compensation for our NEOs under our Annual Incentive Plan and Long-Term Incentive Plan is based on achieving certain annual corporate performance goals included in our 2020 Omnibus Incentive Plan. As to each performance goal, the relevant measurement of performance will be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Committee, will exclude the effect of various items set forth in the "Performance Goals" section in the 2020 Omnibus Incentive Plan.

Annual Incentive Plan - Our NEOs as well as certain other management employees, participate in the Annual Incentive Plan, which provides participants an opportunity to earn a cash bonus upon achievement of key financial performance objectives approved by the Committee. Within the overall context of our compensation philosophy and culture, the Annual Incentive Plan:
•provides competitive levels of total cash compensation;
•aligns pay with organization and individual performance; and

•focuses executive attention on key business metrics.

In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our NEOs. The Committee reviews and approves payouts made under the Annual Incentive Plan. The 2020 Annual Incentive Plan was designed with three metrics:
•Financial Goals: Represent 70% of target award value equally weighted between average increase in personal line renewal rates and core income after-tax return on equity;
•Individual Qualitative Performance: Represents 30% of target award value.

Core income is a non-GAAP measure reported by UIHC that excludes from net income the effect of non-cash amortization of intangible assets, unrealized gains and losses on the Company's equity security investments and realized gains and losses on the Company's investment portfolio. For the purposes of incentive compensation goal calculations, the core income after tax return on equity shall be further adjusted to remove the after-tax effect of losses from named or numbered tropical windstorms as designated by the National Hurricane Center and earthquakes.

The range of potential payouts under the Fiscal 2020 Annual Incentive Plan is described in the table below:

Performance Metric	Weighting	Threshold (Earns 50%)	Target (Earns 100%)	Maximum (Earns 150%)

Rate Increases	35%	2%	6%	10%

Core income after-tax return on equity	35%	5%	15%	25%

Qualitative Performance	30%		Discretionary Evaluation

Fiscal 2020 rate increases were approximately 8.3%, 2.3% above target rate increases. Fiscal 2020 core income after-tax return on equity was 7% below target. The Committee also determined that each of the NEO's individual performance warranted above-target payment of the qualitative metric. Taking into consideration these outcomes, as well as the NEO's respective contributions to our strategic goals, the Committee approved payment under the Annual Incentive Plan to our NEOs for 2020 described below and as further detailed in the 2020 Summary Compensation Table under the column titled Non-Equity Incentive Plan Compensation. R. Daniel Peed, our CEO, has declined any compensation other than what he receives for serving as Chairman of the Board. The following table sets forth the calculation of annual incentive award payments to each of our NEOs for fiscal 2020 after applying the performance metrics and individual performance objectives evaluations:

NEO	Target Award	Weighted Average (rate increases and core return on equity)	Weighted Qualitative Performance	AIP Payout % of Target	AIP Payout
R. Daniel Peed	$0	—%	—%	—%	$0
John L. Forney	$1,000,000	—%	—%	—%	$500,000
B. Bradford Martz	$275,000	68.8%	31.5%	100.3%	$275,924
Christian Dittman	$150,000	68.8%	31.5%	100.3%	$150,504
Scott St. John	$160,000	68.8%	31.5%	100.3%	$160,538
Deepak Menon	$225,000	—%	—%	—%	$0
Christopher Griffith	$150,000	68.8%	31.5%	100.3%	$150,504

Long-Term Incentive Plan - The Committee implemented our Long-Term Incentive Plan because it believes that long-term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return. Additionally, the Committee intends for the Long-Term Incentive Plan to further the following four key objectives that fit within the overall context of our compensation philosophy and culture:
•Pay for Performance: Emphasize variable compensation that is linked to our performance to generate and reward superior corporate performance;

•Alignment of Interests: Incorporate performance metrics that link executives' incentive goals with the interests of our stockholders;

•Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

Under our long-term incentive program, we historically made annual grants of time-vesting restricted stock to our executive officers if predetermined corporate performance targets were achieved. Generally, if the performance targets were hit in year one, time-based restricted stock was granted in year two. Restricted stock awards for our NEOs vested ratably over the three years following the grant date, contingent on continued employment, unless the executive was terminated by us other than for cause. The number of shares of time-vesting restricted stock granted was based on the target dollar value of the award divided by the closing price of our stock on the date of grant.
In fiscal 2018, Pay Governance LLC assisted the Committee in revising our long-term incentive program to incorporate both performance and time-based awards. The Committee believes this plan design remains consistent with the goal of attracting and retaining highly qualified executives, while rewarding company performance aligned with the interests of our stakeholders.
In fiscal 2020, we granted restricted stock units, performance stock units and stock options to our NEOs (other than our CEO) which vest ratably over the three years following the grant date, also contingent on continued employment and meeting performance goals. The program design is described below:

Vehicle	Percentage of Target Award	Key Metrics
Options	25%	Granted at fair value under the Black-Scholes Model Vest ratably over three years Exercise price set at fair market value on the date of grant

Restricted Stock Units ("RSUs")	25%	Granted at fair market value on the date of grant Vest ratably over three years

Performance Stock Units ("PSUs")	50%	Granted at fair value One third of award will vest each April subject to performance against the peer group Allows for vesting between 50% Threshold and 150% of target award (Maximum)
For the fiscal 2020 PSUs, the Committee utilized the Company's GAAP Return on Average Equity ("GAAP ROAE") versus that of its peers as the performance metric. The Committee set a target goal for PSUs that is challenging, but capable of being achieved with significant performance. Failure to achieve threshold performance of 750 basis points below the peer group median in any fiscal year will result in failure of vesting of that tranche of the award. The award of each tranche of PSUs is capped at 150% of target if the Company's performance is 750 basis points above the peer group median. Based on fiscal 2020 financial results, the Company's GAAP ROAE was below the peer group median and below the threshold, resulting in a forfeiture of the third tranche of the fiscal 2018 PSUs, the second tranche of the fiscal 2019 PSUs and the first tranche of the fiscal 2020 PSUs.

NEO	Fiscal 2020 PSU Grant	PSUs Eligible for Vesting in 2021	First Tranche Earned PSUs
R. Daniel Peed	—	—	—
John L. Forney	58,153	—	—
B. Bradford Martz	20,160	6,720	—
Scott St. John	10,080	3,360	—
Deepak Menon	15,750	—	—
Christopher Griffith	8,552	2,851	—

NEO	Fiscal 2019 PSU Grant	PSUs Eligible for Vesting in 2021	First Tranche Earned PSUs	Second Tranche Earned PSUs
John L. Forney	31,385	—	—	—
B. Bradford Martz	10,880	3,627	—	—
Scott St. John	5,440	1,813	—	—
Deepak Menon	8,500	—	—	—
Christopher Griffith	4,615	1,538	—	—

NEO	Fiscal 2018 PSU Grant	PSUs Eligible for Vesting in 2021	First Tranche Earned PSUs	Second Tranche Earned PSUs	Third Tranche Earned PSUs
John L. Forney	29,354	—	6,996	—	—
B. Bradford Martz	10,176	3,392	2,425	—	—
Scott St. John	5,088	1,696	1,213	—	—
Deepak Menon	7,950	—	1,895	—	—
OTHER COMPENSATION. We adopted a 401(k) plan that generally covers all of our employees who have completed 90 days of service. Pursuant to our 401(k) plan, participants may elect to make pre-tax contributions up to the statutorily prescribed annual limits. Our NEOs (other than our CEO) receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2020, we matched 100% of each participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan.
Our executive officers receive health and welfare benefits, such as group medical, group life, group dental and short-term and long-term disability coverage. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our Company's performance. Accordingly, other than employer matching contributions to the accounts of our NEOs (other than our CEO) under our 401(k) Plan (at the same matching contribution rate that we provide to all eligible full-time employees), we do not offer executives participation in any qualified or non-qualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.
Other Highlights of Our Compensation Programs. We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company. In addition to the short- and long-term performance compensation described in the Elements of Executive Compensation section above, our program also includes the following:

•We pay for performance, offering our NEOs the opportunity to earn a substantial amount of variable compensation based on our Company achieving certain performance targets.

•We encourage long-term decision making, as our annual Long-Term Incentive Plan awards span a three-year time period, and the ultimate value of the options granted and performance stock units earned are determined by our performance over the three years.

•We do not provide heightened change of control severance benefits for any NEOs under their employment agreements.

•Our equity compensation plan does not permit repricing of stock options without stockholder approval.

•We do not guarantee salary increases or bonuses for our executive officers.

Stock Ownership Guidelines. In 2019, the Board adopted stock ownership guidelines ("Ownership Guidelines") for our CEO, CFO, other Section 16 officers and members of our Board. The Ownership Guidelines were adopted to demonstrate the Company’s commitment to stockholders and employees, customers and vendors.
The following Ownership Target Amount categories will remain in place until changed by the Compensation and Benefits Committee:

Non-Employee Board members	4 X Annual Cash Retainer
Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Other Section 16 Officers	2 X Annual Base Salary

Securities eligible to meet the targets include the following:

•Stock held individually or jointly with a spouse or held in trust for others, whether purchased on the open market, received upon vesting of Restricted Stock or Restricted Stock Units, received upon the exercise of stock options, or otherwise

•Unvested Restricted Stock or Units, unless vesting is performance-based

•Any Company stock held within a 401(k) account

Stock options (vested or unvested), Performance Stock or Units (unearned) and pledged securities are not eligible securities for purposes of complying with these ownership targets.

Covered Individuals employed or serving as non-employee Board members as of August 1, 2019 on the Effective Date shall have until December 31, 2024 to meet these ownership targets, except that any Covered Individuals hired, promoted or elected to the Board within twelve months preceding August 1, 2019 shall have until December 31, 2025 to meet these ownership targets. Covered Individuals hired, promoted or elected after August 1, 2019 shall have five years from the date of hiring, promotion or election, as applicable, to reach the applicable ownership target.

Compensation Clawback Policy. On March 21, 2019, the Compensation and Benefits Committee adopted the Compensation Clawback and Recoupment Policy (“Clawback Policy”), which provides for the recoupment of bonus or incentive-based compensation paid or to be paid to the Company’s Section 16 officers in the event of a restatement of financial results or similar revisions of performance indicators upon which incentive compensation is based.

Anti-Hedging Policy. On July 31, 2019, our Board adopted an anti-hedging policy. Under the Anti-Hedging Policy, all Company employees, officers and directors are prohibited from engaging in transactions that are designed to or that may reasonably be expected to have the effect of hedging of any securities of the Company, either through transactions in the Company’s securities or through the use of financial instruments designed for such purposes, such as prepaid variable forward contracts, short sale instruments, puts, calls, equity swaps, collars, units of exchangeable funds or other derivative instruments.
Severance and Change of Control Arrangements. We offer severance benefits because we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to NEOs. We have entered into employment agreements with each of our NEOs, excluding our CEO, which provide for severance benefits if we terminate the NEO without cause. These severance benefits consist of base salary continuation, paid COBRA coverage for a period of time specified in the employment agreements and a prorated portion of the executive’s annual incentive bonus. Additionally, under the terms of restricted stock awards granted to our NEOs pursuant to the fiscal 2020 awards, accelerated vesting of any unvested restricted stock and option awards granted in fiscal 2020 will only be accelerated in the event of a termination without cause or for "good reason" within two years following a change in control. Please refer to the discussion below under Potential Payments upon Termination or Change of Control for a more detailed discussion of our severance and change of control arrangements.
Advisory Votes on Compensation. The Board recognizes the fundamental interest that our stockholders have in the compensation of our executive officers. At the 2019 Annual Meeting of Shareholders, approximately 99% of the votes cast were in support of the compensation of the Company's executive officers. This vote did not affect the Company's 2020 compensation program. At the 2019 Annual Meeting of Shareholders, the shareholders voted in favor of an advisory vote on compensation to occur on a three-year basis. Accordingly, the next advisory vote on compensation will occur at our 2022 Annual Meeting of Shareholders.
Future advisory votes on executive compensation will serve as an additional tool to guide the Committee in evaluating the alignment of the Company's executive compensation program with the interests of the Company and its stakeholders.
Tax Considerations. The Committee has considered the impact of Section 162(m) of the Code with respect to the compensation paid to our NEOs. As relevant to 2020 compensation, Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to any person who is or at any time after December 31, 2016 was its CEO, CFO or one of its three other most highly compensated executive officers, with certain exceptions for agreements that were in effect as of November 17, 2017. The Committee recognizes the need to retain flexibility to make compensation decisions that may result in the payment of compensation that is not deductible and accordingly reserves the authority to approve potentially non-deductible compensation when deemed appropriate.
Compensation and Benefits Committee Report. Our Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, our Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Kent G. Whittemore, Chair
Sherrill W. Hudson
Alec L. Poitevint, II

EXECUTIVE COMPENSATION

2020 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table displays the compensation received by each of our NEOs during the years ended December 31, 2020, 2019 and 2018:

	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards (3)	Non-Equity Incentive Compensation Plan(4)	All Other Compensation(5)	Total
R. Daniel Peed	2020	$112,500	$—	$43,850	$—	$—	$900	$157,250
CEO and Chairman of Board	2019	75,000	—	78,500	—	—	225	153,725
	2018	75,000	—	73,950	—	—	675	149,625

John L. Forney	2020	510,000	—	765,000	255,000	500,000	17,726	2,047,726
President and CEO	2019	1,000,000	—	765,000	255,000	857,786	47,532	2,925,318
(Former)	2018	1,000,000	—	899,993	443,832	900,000	31,132	3,274,957

B. Bradford Martz	2020	427,417	—	265,200	88,400	275,924	27,091	1,084,032
President and CFO	2019	400,000	—	265,200	88,400	200,000	27,888	981,488
	2018	381,250	—	311,997	153,862	225,000	20,260	1,092,369

Christian Dittman	2020	381,138	—	145,000	—	150,504	20,372	697,014
Chief Risk Officer and Chief Underwriting Officer	2019	378,525	—	49,620	—	145,000	16,900	590,045
	2018	350,000	—	19,550	—	72,123	21,589	463,262

Scott St. John	2020	307,500	—	132,600	44,200	160,538	21,376	666,214
Chief Claims Officer	2019	300,000	—	132,600	44,200	128,693	30,709	636,202
	2018	287,500	—	155,998	76,927	146,250	23,704	690,379

Deepak Menon	2020	358,750	—	207,188	69,062	—	20,576	655,576
Chief Revenue Officer	2019	350,000	—	207,188	69,062	193,024	26,225	845,499
(Former)	2018	343,750	—	243,747	120,201	219,375	21,660	948,733

Christopher Griffith	2020	317,750	—	112,500	37,500	150,504	20,213	638,467
Chief Information Officer	2019	309,000	—	112,500	37,500	128,683	14,240	601,923
	2018	75,000	—	—	—	36,462	998	112,460
(1)    Represents director fees paid in cash to Mr. Peed for his services as a member of the Board. He received $75,000 in 2020, 2019 and 2018 for his services as director. In 2020, we also received $37,500 for his services as Chairman of the Board from July 1, 2020 through December 31, 2020. For the remaining NEOs this column represents the base salary earned during each fiscal year.
(2)     Represents aggregate grant date fair value of the restricted stock awards, restricted stock units and performance units awarded to Messrs. Peed, Forney, Martz, Dittman, St. John, Menon and Griffith. Includes restricted stock awards and restricted stock units and performance units granted to Messrs. Forney, Martz, Dittman, St. John, Menon and Griffith pursuant to our Long-Term Incentive Plan as well as outside of our Long-Term Incentive Plan, which resulted in grants to each of these executives of the aggregate number of shares of restricted stock units and performance units shown in the table below (for Mr. Peed the table below reflects the restricted stock awards received for his service as a member of the board):

	2020	2019	2018
R. Daniel Peed	5,000	5,000	3,750
John L. Forney	87,229	47,077	44,031
B. Bradford Martz	30,240	16,320	15,264
Christian Dittman	17,901	3,000	1,000
Scott St. John	15,120	8,160	7,632
Deepak Menon	23,625	12,750	11,925
Christopher Griffith	12,828	6,923	—

    The value of the stock awards was computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. The amounts included in this column for the performance units granted during 2020 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the performance units granted in 2020, the maximum value of such performance units would be as follows: Mr. Martz - $265,200; Mr. Griffith - $112,500; and Mr. St. John - $132,600. See Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2020.

The restricted stock awards granted to Mr. Peed are for services performed as a Director of our Board for 2018 through 2020. He was granted a pro-rated restricted stock award of 3,750 shares of our common stock in 2018, which vested on the date of our 2019 Annual Meeting. He was granted a contingent restricted stock award of 5,000 shares of our common stock in 2019, which vested on the date of our 2020 Annual Meeting.
(3)    Represents aggregate grant date fair value of the stock options awarded to Messrs. Forney, Martz, St. John, Menon and Griffith, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2020.
(4)     Represents the amounts earned under our Annual Incentive Plan for fiscal years 2020, 2019, and 2018.
(5) Represents Company match under our 401(k) plan, group term life insurance, employer contributions to health savings accounts, dividend equivalent units and dividends paid on unvested shares of restricted stock awards. For the year ended December 31, 2020, Messrs. Peed, Forney, Martz, Dittman, St. John, Menon and Griffith received the following:

	401 K Employer Match	Group Term Life Insurance	Health Savings Account Employer Contribution	Dividend Equivalent Units (DEUs)	Dividend Payments
R. Daniel Peed	$—	$—	$—	$—	$900
John L. Forney	2,083	229	2,000	13,014	400
B. Bradford Martz	14,250	360	2,000	10,381	100
Christian Dittman	14,250	360	2,000	—	3,762
Scott St. John	13,592	552	2,000	5,192	40
Deepak Menon	13,213	344	1,000	5,819	200
Christopher Griffith	14,250	360	2,000	3,603	—

2020 GRANTS OF PLAN-BASED AWARDS TABLE

The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2020. The amounts shown in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" represent potential future payments at the time of the grant only. At the time of the grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs' continued employment. The awards in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" were granted under our annual cash incentive program for 2020, as indicated, and payment was contingent on our achievement of a given level of corporate performance, as described above in the section titled Compensation of Executive Officers - Compensation Discussion and Analysis - Elements of Executive Compensation. The amounts, if any, actually earned and paid to our NEOs for 2020 under our Annual Incentive Plan are shown in the Non-Equity Incentive Plan Compensation column in the 2020 Summary Compensation Table above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock or units (#)(3)	All other option awards: Number of shares of stock or units (#)	Exercise or base price of option awards ($/sh)	Grant Date Fair Value of Stock Awards($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. DANIEL PEED	5/5/20							5,000			43,850
JOHN L. FORNEY	N/A	—	1,000,000	—
	5/5/20				29,076	58,153	87,229				510,000
	5/5/20							29,076			255,000
	5/5/20								255,000	8.77	95,040
B. BRADFORD MARTZ	N/A	—	275,000	—
	5/5/20				10,080	20,160	30,240				176,800
	5/5/20							10,080			88,400
	5/5/20								32,947	8.77	88,400
CHRISTIAN DITTMAN	N/A	—	150,000	—
	4/1/20							17,901			145,000
SCOTT ST. JOHN	N/A	—	160,000	—
	5/5/20				5,040	10,080	15,120				88,400
	5/5/20							5,040			44,200
	5/5/20								16,474	8.77	44,200
DEEPAK MENON	N/A	—	225,000	—
	5/5/20				7,875	15,750	23,625				138,125
	5/5/20							7,875			69,062
	5/5/20								25,740	8.77	69,062
CHRISTOPHER GRIFFITH	N/A	—	150,000	—
	5/5/20				4,276	8,552	12,828				75,000
	5/5/20							4,276			37,500
	5/5/20								13,976	8.77	37,500
(1)     Amounts reflected under the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column of the table above represent only potential payments to NEOs under our Annual Incentive Plan, based upon the Compensation and Benefits Committee's discretionary assessment of performance for the year, subject to achievement of specified performance objectives. The amounts actually earned and paid to our NEOs for 2020 under these awards are shown in the Non-Equity Incentive Plan Compensation column in the 2020 Summary Compensation table above.
(2)     Amounts reflected under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the table above represent the award opportunities for NEOs under our Long-Term Incentive Plan, based upon the Compensation and Benefits Committee's discretionary assessment of performance over the performance period from January 1, 2020 to December 31, 2020, subject to achievement of specified performance objectives. This table excludes DEUs distributed throughout the year.
(3) Amounts reflected under the "All other stock awards: Number of shares of stock or units" column of the table above represent time-vested restricted stock unit awards. This table excludes DEUs distributed throughout the year.
(4)     Represents grant date fair value as calculated pursuant to ASC Topic 718. The amounts included in this column for the performance units granted during 2020 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. See Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2020.

NARRATIVE DISCLOSURE TO 2020 SUMMARY COMPENSATION TABLE AND
2020 GRANTS OF PLAN-BASED AWARDS TABLE

Certain elements of compensation set forth in the 2020 Summary Compensation Table for Year Ended December 31, 2020 and Grants of Plan-Based Awards for Year 2020 Table reflect the terms of employment agreements between us and certain of the NEOs.

R. DANIEL PEED

We have not entered into a formal employment agreement with Mr. Peed.

B. BRADFORD MARTZ

We are a party to an employment agreement with Mr. Martz entered into on October 31, 2012 and amended and restated on October 1, 2020. The agreement will remain effective for one-year terms that automatically renew each October 1 until we give or are provided by Mr. Martz with 60 days’ notice of termination, or certain other termination events occur. The agreement provides for base salary and eligibility for annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Martz would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

CHRISTIAN DITTMAN

We are a party to an employment agreement with Mr. Dittman entered into on October 1, 2020. The agreement will remain effective for one-year terms that automatically renew each October 1 until we give or are provided by Mr. Dittman with 60 days’ notice of termination, or certain other termination events occur. The agreement provides for an initial base salary that is subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. In addition, pursuant to his employment agreement, Mr. Dittman is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Dittman would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

SCOTT ST. JOHN

We are a party to an employment agreement with Mr. St. John entered into on August 16, 2016 and amended and restated on October 1, 2020. The agreement will remain effective for one-year terms that automatically renew each October 1 until we give or are provided by Mr. St. John with 60 days’ notice of termination, or other termination events occur. The agreement provides for an initial base salary that is subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. In addition, pursuant to his employment agreement, Mr. St. John is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. St. John would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

CHRISTOPHER GRIFFITH

We are party to an employment agreement with Mr. Griffith entered into on October 1, 2018 and amended and restated on October 1, 2020. The agreement will remain effective for one-year terms that automatically renew each October 1 until we give or are provided by Mr. Griffith with 60 days' notice of termination, or certain other termination events occur. The agreement provides for an initial base salary that is subject to annual review and adjustment at the discretion of our Compensation and Benfits Committee. In addition, pursuant to his employment agreement, Mr. Griffith is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Griffith would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has the discretion to pay additional compensation as it sees fit.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth certain information with respect to our NEOs concerning restricted stock awards that have not vested as of December 31, 2020.

	Grant Date(3)	Number of securities underlying unexercised option (#) exercisable	Number of securities underlying unexercisable options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (1) (#)	Market $ value of shares or units that have not vested (2) ($)	Equity incentive plan awards; number of unearned shares that have not vested (3) (#)	Equity incentive plan awards; market value of unearned shares that have not vested (4) ($)
R. DANIEL PEED	May 5, 2020	—	—	—	N/A	5,000	28,200	—	—

JOHN L. FORNEY	N/A	—	—	—	N/A	—	—	—	—

B. BRADFORD MARTZ	September 18, 2018	3,392	1,696	20.94	9/18/28	1,816	10,242	3,587	20,231
	October 5, 2018	4,514	9,029	21.13	10/5/28	—	—	—	—
	April 3, 2019	4,917	9,833	16.25	4/3/29	3,809	21,483	7,619	42,971
	May 5, 2020	—	32,947	8.77	5/5/30	10,374	58,509	20,747	117,013

CHRISTIAN DITTMAN	February 28, 2018	—	—	—	N/A	333	1,878	—	—
	March 15, 2019	—	—	—	N/A	2,000	11,280	—	—
	April 1, 2020	—	—	—	N/A	17,901	100,962	—	—

SCOTT ST. JOHN	September 18, 2018	1,696	848	20.94	9/18/28	907	5,115	1,793	10,113
	October 5, 2018	4,514	2,257	21.13	10/5/28	—	—	—	—
	April 3, 2019	2,459	4,916	16.25	4/3/29	1,903	10,733	3,808	21,477
	May 5, 2020	—	16,474	8.77	5/5/30	5,187	29,255	10,374	58,509

DEEPAK MENON	N/A	—	—	—	N/A	—	—	—	—

CHRISTOPHER GRIFFITH	April 3, 2019	2,086	4,172	16.25	4/3/29	1,615	9,109	3,229	18,212
	May 5, 2020	—	13,976	8.77	5/5/30	4,400	24,816	8,802	49,643
(1)     All shares granted are related to the performance year prior to the year in which they were granted. All shares issued in 2018 and 2019 were issued as part of the 2013 Omnibus Incentive Plan. All shares issued in 2020 were issued as part of the 2020 Omnibus Incentive Plan. All grants vest ratably over three years on the anniversary of the grant date.
(2)     Based on market value as of December 31, 2020 of $5.64 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.
(3)     The performance stock units vest ratably over three years beginning on the grant date, subject to the satisfaction of the applicable performance goals.
(4)    Based on market value as of December 31, 2020 of $5.64 per share, which was the closing sale price of a share of our common stock on the last trading day of the year. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on achieving the threshold performance goals.

OPTION EXERCISES AND STOCK VESTED IN 2020

The following table contains information concerning option awards that were exercised by our NEOs and restricted stock that vested in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
R. DANIEL PEED	—	$—	5,000	$43,850
JOHN L. FORNEY	—	—	12,007	95,003
B. BRADFORD MARTZ	—	—	5,291	41,873
CHRISTIAN DITTMAN	—	—	1,333	12,250
SCOTT ST. JOHN	—	—	2,480	19,644
DEEPAK MENON	—	—	6,168	48,602
CHRISTOPHER GRIFFITH	—	—	788	6,336
(1)    Represents the gross number of shares vested during 2020. The following number of shares were forfeited by each executive to pay for related taxes during 2020: Mr. Martz - 1,575 shares with a value of $12,465, Mr. St. John - 744 shares with a value of $5,893 and Mr. Menon - 1,836 shares with a value of $14,468. Messers. Peed, Forney, Dittman and Griffith did not forfeit shares for taxes.
(2)    Represents the gross number of shares vested multiplied by the closing price of our common stock on the Nasdaq Stock Market on the date of vesting.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2020, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of the Company's common stock may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	397,941	$13.00	1,405,114
Equity compensation plans not approved by security holders	—	—	—
Total	397,941	$13.00	1,405,114
(1) Includes 74,399 PSUs that were outstanding on December 31, 2020 under the Company's 2020 Omnibus Incentive Plan. The number included for PSUs reflects grant date units awarded and dividend equivalent units (DEUs) distributed on the outstanding PSUs. Assuming maximum payout for PSU grants and DEUs that have not completed the required performance period, the number of securities to be issued would increase by 37,200.
(2) Only option awards were used in computing the weighted-average exercise price.
(3) This column includes the number of securities remaining available for issuance under the Company's 2020 Omnibus Incentive Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The information below describes certain compensation and benefits to which our NEOs are entitled in the event their employment is terminated under certain circumstances and/or change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment had occurred on December 31, 2020, given the NEOs' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Generally, as a condition to receipt of separation entitlements, the NEOs are required to deliver a release of claims in favor of the Company and abide by certain restrictive covenants including confidentiality and non-disclosure, non-solicitation of employees and a non-compete.

NEO TERMINATIONS DURING FISCAL 2020

In connection with John L. Forney's resignation, he entered into a separation agreement and general release on June 24, 2020. Pursuant to the separation agreement and general release, we paid to Mr. Forney (i) all accrued but unpaid base salary, (ii) an amount equal to his reasonable business expenses and (iii) all earned benefits pursuant to any compensation or benefit plans of the Company, all as of his separation date. In addition, the separation agreement and general release entitled Mr. Forney to certain severance benefits including a cash payment of $500,000 in lieu of any annual bonus for the 2020 fiscal year and the automatic vesting of 20,901 restricted stock units Mr. Forney was granted under the United Insurance Holdings Corp. 2013 Omnibus Incentive Plan. All other unvested equity-based compensation awards held by Mr. Forney were forfeited as of his separation date. In exchange for these payments and benefits, Mr. Forney reaffirmed his confidentiality, non-competition and non-solicitation restrictive covenants contained in his employment agreement with the Company, dated as of April 21, 2017 and amended as of October 10, 2019. In addition, his separation agreement contains a mutual non-disparagement restrictive covenants and a release of claims against the Company.

In connection with Deepak Menon's resignation, he entered into a general release agreement on September 29, 2020. Under the terms of the general release agreement, Mr. Menon was entitled to severance benefits in the amount of $180,250. Any bonus Mr. Menon earned under the 2020 Annual Incentive Plan was forfeited and all unvested equity awards were terminated. In connection with Mr. Menon's severance payment, he was required to reaffirm his confidentiality, non-competition (subject to partial waiver by the Company) and non-solicitation restrictive covenants in his employment agreement dated December 12, 2016. In addition, his general release agreement contains a non-disparagement restrictive covenant against the Company.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

As described above, we are a party to employment agreements with each of our NEOs, with the exception of Mr. Peed, all of which were entered into prior to December 31, 2020. Under each employment agreement, "cause" generally means (i) any action or omission of the executive which constitutes a material breach of the employment agreement, (ii) willful (only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company) failure to perform the duties assigned to the executive by the CEO or the Board; (iii) fraud, breach of fiduciary duty, embezzlement or misappropriation as against the Company, or (iv) the conviction (from which no appeal can be taken) of the executive for any criminal act which is a felony.

Under Messers. Martz, Dittman, Griffith and St. John's employment agreements, if we terminate their employment without cause, the executive would be entitled to:

•payment of all accrued payments in full within the next normal payroll period following termination;
•severance payments equal to the amount of base salary for a period of twelve months beginning the day after termination payable through normal payroll;
•any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, payable in full within the next normal payroll period following termination;
•if termination occurs prior to the end of any fiscal year, the pro rata annual incentive bonus for such fiscal year in which employment termination occurs for which the executive would have been entitled if employed at the conclusion of the fiscal year determined and paid based on actual performance achieved for the portion of such fiscal year when the executive was employed by the Company, to be paid in full within ninety days following the completion of the fiscal year; and
•COBRA benefits as provided by law.

Messers. Martz, Dittman, Griffith and St. John would receive these same benefits if they were to terminate employment for good reason. “Good reason” generally means: (a) a material reduction in the executive's annual base salary or target bonus opportunity; (b) a material diminution in executive's title, duties or responsibilities; or (c) the Company relocates the executive's principal work location by more than fifty miles from its location as of the date of the employment agreement. Written notice of their decision not to extend their employment term must be provided 90 days prior to termination.

Under the terms of our restricted stock unit and performance stock unit awards, if an NEO is terminated without cause (or if the NEO resigns), then the unvested portion of the award will be immediately forfeited and cancelled by the Company. With respect to options, those options vested as of the termination (or resignation) will remain exercisable until the earlier of three months post-termination or the applicable expiration date. Restricted stock awards will vest in full upon a termination by the Company without cause.

TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON

If any NEO with an employment agreement is terminated for cause (as defined above) or without good reason (as defined above), he would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. The executive would be owed any benefits under any benefit plans (in accordance with the terms of such plans).

Under the terms of our restricted stock unit, performance stock unit and option awards, if an NEO is terminated for Cause, then the outstanding award (whether vested or unvested) shall be forfeited and cancelled by the Company. With respect to restricted stock awards, if the NEO is terminated for cause (or resigns) any unvested restricted shares will be forfeited.

RETIREMENT

"Retirement" generally means termination of employment or service with the Company and its affiliates on or after the date the NEO has both attained age sixty-five (65) and completed ten (10) years of service with the Company and its affiliates; provided that at the time of such termination, no circumstances exist that would constitute cause.

Under the terms of our restricted stock unit, performance stock unit and option awards, if an NEO retires the awards will continue to vest in accordance with the terms of the applicable award notice, subject to compliance with certain restrictive covenants. With respect to vested options, they will remain exercisable through the earlier of five years from the date of retirement or the applicable expiration date. Restricted stock awards will vest in full upon retirement.

TERMINATION DUE TO DEATH OR DISABILITY

If any NEO with an employment agreement is terminated due to death or disability, he (or his estate or legal representatives (as applicable)) would be entitled to receive payment of any unpaid base salary accrued as of the date of termination of employment, reimbursement for expenses incurred, any benefits under any benefit plans (in accordance with the terms of such plans), any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, and if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year. In addition, in the case of termination of employment due to the NEO's death, we would continue to provide all benefits applicable to the NEO's family for six months. Any such payments would be made on or before March 15th of the year following death or disability.

Under the terms of our restricted stock unit and performance stock unit awards, if an NEO is terminated due to death or disability, a pro-rata reduction of their awards scheduled to vest on the next vesting date will vest immediately (with the performance stock units vesting at target levels) and the remaining unvested portion being forfeited and cancelled. With respect to our option awards, vested options will remain outstanding until the earlier of three years following the NEO's termination or the applicable expiration date. A pro-rata portion of the unvested options will vest under similar terms to that of the restricted stock units and performance stock units.

CHANGE OF CONTROL

Under the terms of our performance stock units awards, if an NEO is terminated without cause (or if the NEO resigns for good reason) within 24 months following a change of control then (i) if employment is terminated during the year of the change of control, then unvested performance stock units vest at actual levels for the completed portion of the performance period and at target levels for the uncompleted portion of the performance period or (ii) if employment is terminated after the year of the change in control, any unvested performance stock units will vest at target levels. Under the terms of our restricted stock unit awards, if an NEO is terminated without cause (or if the NEO resigns for good reason) within 24 months following the change in control the restricted stock units will immediately vest. Under the terms of our option awards, if an NEO is terminated without cause (or if the NEO resigns for good reason) within 24 months following the change in control, all options shall immediately vest and will remain exercisable until the earlier of three months post-termination or the expiration date.

The table below sets forth the estimated value of the potential payments to each of the NEOs, assuming the employment of each executive was terminated on December 31, 2020. The figures in the table below are based on the employment agreements in effect on December 31, 2020.

	Termination without cause	Termination with cause	Termination due to death	Termination due to disability	Termination due to retirement	Qualifying termination following a change in control
R. DANIEL PEED
Salary continuation	$—	$—	$—	$—	$—	$—
Benefits	—	—	—	—	—	—
COBRA coverage	—	—	—	—	—	—
Most recent annual incentive bonus	—	—	—	—	—	—
Acceleration of restricted stock awards(1)	—	—	28,200	28,200	28,200	28,200
JOHN L. FORNEY
Severance(2)	663,446	—	—	—	—	—
B. BRADFORD MARTZ
Salary continuation	450,000	—	—	—	—	—
Benefits	—	—	11,423	—	—	—
COBRA coverage	3,602	—	—	—	—	—
Most recent annual incentive bonus	275,924	—	275,924	275,924	—	—
Acceleration of restricted stock awards(1)	—	—	548,992	548,992	548,992	548,992
CHRISTIAN DITTMAN
Salary continuation	400,000	—	—	—	—	—
Benefits	—	—	13,445	—	—	—
COBRA coverage	6,483	—	—	—	—	—
Most recent annual incentive bonus	150,504	—	150,504	150,504	—	—
Acceleration of restricted stock awards(1)	—	—	112,242	112,242	112,242	112,242
SCOTT ST. JOHN
Salary continuation	309,000	—	—	—	—	—
Benefits	—	—	11,247	—	—	—
COBRA coverage	3,775	—	—	—	—	—
Most recent annual incentive bonus	160,538	—	160,538	160,538	—	—
Acceleration of restricted stock awards(1)	—	—	274,465	274,465	274,465	274,465
DEEPAK MENON
Severance(3)	180,250	—	—	—	—	—
CHRISTOPHER GRIFFITH
Salary continuation	350,000	—	—	—	—	—
Benefits	—	—	13,344	—	—	—
COBRA coverage	6,300	—	—	—	—	—
Most recent annual incentive bonus	150,504	—	150,504	150,504	—	—
Acceleration of restricted stock awards(1)	—	—	204,946	204,946	204,946	204,946

(1) Based on a market value as of December 31, 2020 of $5.64 per share, which was the closing sale price of a share of our common stock on such date.
(2) Represents the actual amount of severance paid to Mr. Forney in connection with his termination of employment effective June 30, 2020, which is the sum of (i) a cash payment of $500,000 in lieu of any annual bonus for the 2020 fiscal year and (ii) the automatic vesting of 20,901 restricted stock units valued at $163,446 on June 30, 2020.
(3) In conjunction with Mr. Menon's resignation, he entered into a General Release with the Company, effective September 29, 2020. The General Release acknowledged Mr. Menon's voluntary resignation without cause which entitled him solely to severance benefits as provided in his employment agreement.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the annual total compensation for all of our associates, excluding our CEO, who were employed by us on December 31, 2020. We included all associates, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for any full-time employees who were employed by us on December 31 but were not employed by us for all of 2020. To determine the median employee, we considered the total annual compensation for each of our associates as gross earnings.

After identifying the median employee based on the process described above, we calculated annual total compensation for the median employee using the same methodology we use for our NEOs as set forth in the 2020 Summary Compensation Table earlier in this Proxy Statement. The total annual compensation calculated for our median employee for fiscal 2020 was $75,062.

Given the CEO transition which occurred in fiscal 2020, for purposes of the pay ratio calculation we annualized the compensation of Mr. Peed, who was serving as our CEO on the date our median employee was identified, as if he had served as CEO for the entire year. Mr. Peed's annualized fiscal 2020 compensation is based on the annual total compensation reported in the 2020 Summary Compensation Table earlier in this Proxy Statement plus an additional $37,500 he would have received had he served as Chairman of the Board for the entirety of 2020.

Based on our calculation as described above, Mr. Peed's annualized total compensation for fiscal 2020 was $194,750 (as compared to $157,250 reflected in the 2020 Summary Compensation Table). As a result, we calculated that the ratio of Mr. Peed's total annual compensation to the annual compensation of our median employee was 2.59:1.

BENEFICIAL OWNERSHIP

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table provides information, as of March 5, 2020, regarding the number and approximate percentage of shares of our common stock beneficially owned by (i) each of our directors, director nominees and named executive officers and (ii) all of our directors and executive officers as a group. We calculated the approximate percentage of common stock ownership based upon the 43,086,883 shares of our common stock outstanding on March 5, 2020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
Directors
Gregory C. Branch(1)	2,265,177	5.3%
Alec L. Poitevint, II(3)	1,100,488	2.6%
Kern M. Davis, M.D.	273,538	*
Michael R. Hogan	178,754	*
William H. Hood, III(4)	767,069	1.8%
Sherrill W. Hudson	178,403	*
Patrick F. Maroney	32,150	*
Kent G. Whittemore(5)	304,845	*

Named Executive Officers
R. Daniel Peed	17,321,336	40.2%
John L. Forney	137,659	*
B. Bradford Martz	174,996	*
Christian Dittman	22,386	*
Scott St. John	75,572	*
Deepak Menon	102,787	*
Christopher Griffith	39,068	*
Directors and Executive Officers as a Group (16 persons)	22,982,211	53.3%
*Represents less than 1%.

(1) Reflects 1,699,197 shares directly owned by Mr. Branch, 118,588 shares owned by an LLC, 407,392 shares owned by trusts and 40,000 shares owned by a foundation. Mr. Branch has voting power over the shares owned by the trusts and the foundation.
(2) Reflects 1,956,936 shares directly owned by Mr. Peed, 11,876,563 shares owned by Peed FLP1, Ltd. LLP, and 3,487,837 shares owned by Leah Anneberg Peed. Mr. Peed has voting power over the shares owned by Peed FLP1, Ltd. LLP and Leah Anneberg Peed.
(3) Reflects 554,466 shares directly owned by an incorporated company and 486,222 shares owned by an LP. Mr. Poitevint has voting and investment power over the securities held by both. Also, reflects 35,000 shares held directly by Mr. Poitevint, and 24,800 shares owned by family members.
(4) Reflects 731,640 shares owned by a trust, of which Mr. Hood is the trustee with voting and dispositive control. Also, reflects 35,429 shares held directly by Mr. Hood.
(5) Reflects 284,227 shares directly owned by Mr. Whittemore, and 20,618 shares held by family members.
The following table provides information, as of March 5, 2021, regarding the number and approximate percentage of shares of our common stock owned by each person known to us to beneficially own more than 5% of our outstanding shares of common stock. We calculated the approximate percentage of common stock ownership based upon the 43,086,883 shares of our common stock outstanding on March 5, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
R. Daniel Peed 800 2nd Ave S St. Petersburg, FL 33701	17,321,336	40.2%
Leah Anneberg Peed(1) 20402 Hwy 249, Ste. 430 Houston, TX 77070	3,487,837	8.1%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,426,103	8.0%
Gregory C. Branch 800 2nd Ave S St. Petersburg, FL 33701	2,265,177	5.3%

(1) This information is derived from a Schedule 13G filed by Leah Anneberg Peed on April 3, 2017. According to the Schedule 13G, Ms. Peed has the sole power to dispose of or direct the disposition of 3,487,837 shares of common stock and the shared power to vote or direct the vote of 3,487,837 shares of common stock. R. Daniel Peed has voting power over the shares owned by Ms. Peed, and such shares are included as shares beneficially owned by Mr. Peed in the table above.
(2) This information is derived from a Schedule 13G filed by BlackRock, Inc. on February 1, 2021. According to the Schedule 13G, BlackRock, Inc. has sole power to vote or direct the vote of 3,398,218 shares of common stock and the sole power to dispose of or direct the disposition of 3,426,103 shares of common stock.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, our officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities.

Based solely on our review of such filings and the written representations we received from our directors and officers, we believe that, during the fiscal year ended December 31, 2020, all Section 16(a) reports required to be filed by our directors, officers and greater than 10% beneficial owners were timely filed, with the exception of the following: one Form 4 for Mr. Whittemore filed on March 2, 2020 reporting one transaction; one Form 4 for Mr. Hood filed on March 3, 2020 reporting two transactions; one Form 4 for Mr. Hogan filed on March 10, 2020 reporting one transaction; one Form 3 for Ms. Weigley filed on November 9, 2020; one Form 4 for each of Messrs. Martz, Griffith and St. John filed on December 7, 2020 reporting one transaction each; and one Form 4 for Mr. Hogan filed on December 7, 2020 reporting two transactions.

POLICIES AND PROCEDURES REGARDING RELATED PERSON TRANSACTIONS

Our Board has adopted a Related Party Transaction Policy & Procedure, which is posted under the "Governance Documents" tab of our website at investors.upcinsurance.com. For purposes of our policy:

•a "related party" means (i) any director, nominee for director or executive officer of the Company; (ii) any beneficial owner of more than 5% of the Company's voting securities; or (iii) an immediate family member of a director, nominee for director, executive officer, or beneficial owner of more than 5% of the Company's voting securities

•a "related party transaction" means a transaction in which the Company or any of its subsidiaries was, is or is proposed to be a participant and in which any related party has, had or may have a direct or indirect material interest.

The related party, or the director, nominee, or executive officer who is an immediate family member of a related party, must notify our General Counsel of any interests such person had, has or may have in the related party transaction. Certain transactions will generally be deemed pre-approved under our policy, including transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year and executive officer and director compensation arrangements approved by our Compensation and Benefits Committee. Except for certain enumerated pre-approved transactions, our General Counsel (or the Company's CFO, where our General Counsel has an interest in the related party transaction) shall notify our Audit Committee of any proposed related person transactions reported to him or her. The Audit Committee will consider all of the material facts and circumstances available regarding the related party transaction and will ratify, approve or disapprove the related party transaction based on factors it deems appropriate, including, among other factors, the benefits to our Company, the commercial reasonableness of the terms of the related party transaction, and its impact on director independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2020, we have not been a participant in any related person transaction within the meaning of Item 404(a) of Regulation S-K.

We have established written procedures for the review, approval, disapproval or ratification of related person transactions. A related person transaction includes any single or series of transactions, arrangements or relationships in which the Company or any of its subsidiaries was, is or is proposed to be, a participant and in which a related party has, had or may have a direct or indirect material interest. The Company defines a related party as any (i) director, nominee for director or executive officer of the Company; (ii) beneficial owner of more than 5% of UIHC's voting securities; or (iii) immediate family member of a director, executive officer, nominee for director or beneficial owner of more than 5% of UIHC's voting securities.
Under the procedures, directors, nominees for director and executive officers will promptly notify the Company's General Counsel of any interests such person or an immediate family member of such person had, has or may have in a related party transaction. If a director has an interest in the related party transaction, they will not participate in the evaluation of the transaction. The Audit Committee will review the material facts of all related party transactions that require the Audit Committee's approval and either approve, disapprove or ratify such transactions. In assessing a related party transaction, the Audit Committee will consider such factors as it deems relevant and will approve or ratify only those that are in, or are not inconsistent with, the best interests of the Company and its stockholders.
DEADLINE FOR THE SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

If stockholders wish to include a proposal in our proxy statement and form of proxy relating to our 2022 annual meeting, we must receive a written copy of the proposal no later than December 16, 2021. Proposals must comply with the SEC proxy rules relating to stockholder proposals in order to be included in our proxy materials. All proposals should be submitted as described in the subsection entitled Contacting the Company.

Pursuant to our By-Laws, which were amended and restated in 2020 to, among other things, provide for advance notice procedures, stockholder proposals and nominations of directors intended to be presented at an annual meeting of stockholders, but not included in our proxy statement or form of proxy, must be received by the Corporate Secretary at the principal executive offices of the Company not less than 90 or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Accordingly, any stockholder proposals or nominations of directors intended to be presented at the 2022 annual meeting of stockholders of the Company must be received in writing by the Corporate Secretary at the Company's principal executive officers no later than February 3, 2022 and no earlier than January 4, 2022, and comply with the other requirements of our By-Laws. Any proposal submitted before or after those dates will be considered untimely. We encourage stockholders wishing to present such a proposal or nomination to contact us as described in the subsection entitled Contacting the Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for our proxy statement and annual report with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as "householding," reduces costs associated with duplicate printings and mailings and means that we and some brokers will send only one copy of our annual report and proxy statement to stockholders who share the same address. Stockholders sharing the same address will continue to receive separate proxy cards.

If you own shares of our common stock in your own name and you want to receive separate copies of the annual report and proxy statement in the future, or if you receive multiple copies and want to receive only one copy, contact American Stock Transfer & Trust Company, LLC at (800) 937-5449 or 3201 15th Avenue, Brooklyn, NY 11219. If you hold shares of our common stock in street name and you want to receive separate copies of the annual report and proxy statement in the future, or if you receive multiple copies and want to receive only one copy, contact your broker, bank, or other nominee.

OTHER INFORMATION
Our 2020 Annual Report is being mailed to our stockholders together with this Proxy Statement. You can also request a copy, free of charge, by contacting us as described in the subsection entitled Contacting the Company. Stockholders can refer to the report for information about us and our performance.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 4, 2021

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON May 4, 2021.
To access the Company's Proxy Statement for the 2021 Annual Meeting of
Stockholders, and the Company's 2020 Annual Report, visit:
http://www.proxydocs.com/UIHC

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

VOTE BY INTERNET - www.proxyvote.com
UNITED INSURANCE HOLDING CORP. 800 2ND AVENUE S. ST PETERSBURG, FL 33702	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M99999-TBD	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

United Insurance Holdings Corp.

The Board of Directors recommends you vote FOR Proposals 1 and 2:

1.	Election of Directors						2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered pubic accounting firm for the fiscal year ending December 31, 2021.

	Nominees

	To be elected for terms expiring in 2023:			For	Against	Abstain				For	Against	Abstain

	1a.	R. Daniel Peed		0	0	0				0	0	0
		Class A Nominee
	1b.	Gregory C. Branch		0	0	0
		Class A Nominee					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1c.	Michael R. Hogan		0	0	0
		Class A Nominee
	1d.	Kent G. Whittemore		0	0	0
		Class A Nominee

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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                                                    M99999-TBD

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNITED INSURANCE HOLDINGS CORP.

The undersigned hereby appoints Brooke Adler and Scott St. John, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Insurance Holdings Corp. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held May 4, 2021 or any adjournment thereof, with all power which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

(Continued and to be marked, dated and signed, on the other side)